The information in this remarketing prospectus supplement and the accompanying prospectus is not complete and may be changed. This remarketing prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Remarketing Prospectus Supplement dated November 4, 2004
Filed pursuant to Rule 424(b)(5)
SEC File No. 333-73326
333-85540 (as post-effective amendment no. 1 to 333-73326)

REMARKETING PROSPECTUS SUPPLEMENT

(To prospectus dated June 26, 2002)

$

The Williams Companies, Inc.
% Senior Notes Due 2007

          In January 2002, we issued $1,100,000,000 aggregate principal amount of 6.50% senior notes due 2007, referred to in this remarketing prospectus supplement as the senior notes, in connection with our issuance of 44,000,000 FELINE PACSSM in the form of Income PACSSM. The senior notes were issued as a component of Income PACS that initially consisted of (1) a purchase contract to purchase from us on February 16, 2005, at a purchase price of $25, a number of newly issued shares of our common stock and (2) a senior note in the principal amount of $25. This remarketing prospectus supplement relates to a remarketing of up to $272,793,875 aggregate principal amount of those senior notes on behalf of the Income PACS holders and holders of senior notes held separately from Income PACS, if any, who elect to participate in the remarketing.

          The senior notes will mature on February 16, 2007 unless a tax event redemption has occurred prior to February 16, 2007. Interest on the senior notes is payable quarterly in arrears on February 16, May 16, August 16, and November 16 of each year. The interest rate on the senior notes will be reset to      % per annum, effective on and after November 16, 2004. The first interest payment on the remarketed senior notes will be made on February 16, 2005. For U.S. federal income tax purposes, we have treated and will continue to treat the senior notes as contingent payment debt instruments.

          The senior notes are redeemable on not less than 30 days nor more than 60 days prior written notice, in whole, but not in part, upon the occurrence and continuation of a tax event under the circumstances and at the redemption price set forth under the caption “Description of the Remarketed Senior Notes — Tax Event Redemption” in this remarketing prospectus supplement.

          The senior notes are senior unsecured obligations of ours and rank equally with all of our other senior unsecured indebtedness. We will remarket the senior notes in denominations of $25 and integral multiples of $25 in excess thereof.

          In this remarketing, we may submit an order to purchase a portion of the senior notes not to exceed the lesser of approximately $200 million in aggregate principal amount of the senior notes and an amount representing all but $50 million in aggregate principal amount of the senior notes available to be remarketed. If our order is accepted, we will retire all the senior notes we purchase. We will not directly receive any proceeds from the remarketing. See “Use of Proceeds” in this remarketing prospectus supplement.

          Prior to this offering, there has been no public market for the senior notes. The senior notes will not be listed on any exchange.

          Investing in the senior notes involves risks that are described in the “Risk Factors” section beginning on page S-5 of this remarketing prospectus supplement.

	Per Note	Total

Price to the Public	%	$
Maximum Remarketing Fee to Remarketing Agent	%	$

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this remarketing prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The senior notes will be ready for delivery in book-entry form through the facilities of The Depository Trust Company on or about November 16, 2004.

Merrill Lynch & Co.

The date of this remarketing prospectus supplement is November      , 2004.

“FELINE PACS,” “Income PACS,” and “Growth PACS” are service marks of Merrill Lynch & Co., Inc.

          You should rely only on the information contained or incorporated by reference in this remarketing prospectus supplement and the accompanying prospectus. We have not, and the remarketing agent has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell these securities only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this remarketing prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this remarketing prospectus supplement and the accompanying prospectus is accurate only as of the dates of this remarketing prospectus supplement, the accompanying prospectus, or those documents incorporated by reference. Our business, financial condition, results of operations, and prospects may have changed since those dates.

ABOUT THIS REMARKETING PROSPECTUS SUPPLEMENT

          This document is in two parts. The first part is this remarketing prospectus supplement, which describes the specific terms of this remarketing. The second part, the accompanying prospectus, gives more general information about the types of securities that we may offer, including the senior notes, some of which may not apply to this remarketing.

          If the description of this remarketing varies between this remarketing prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this remarketing prospectus supplement.

          Unless we have indicated otherwise, or the context otherwise requires, references in this remarketing prospectus supplement and the accompanying prospectus to “The Williams Companies, Inc.,” “we,” “us,” and “our” or similar terms are to The Williams Companies, Inc. and its subsidiaries.

REMARKETING PROSPECTUS SUPPLEMENT SUMMARY

          This summary highlights selected information contained in this remarketing prospectus supplement, the accompanying prospectus, and the documents incorporated by reference. It likely does not contain all of the information that may be important to you or that you should consider when making an investment decision.

          You should carefully read this entire remarketing prospectus supplement and the accompanying prospectus, including the section of this remarketing prospectus supplement entitled “Risk Factors” and the information we have incorporated by reference, before making a decision to invest in the senior notes.

Our Company

          We are a natural gas company originally incorporated under the laws of the State of Nevada in 1949 and reincorporated under the laws of the State of Delaware in 1987. We were founded in 1908 when two Williams brothers began a construction company in Fort Smith, Arkansas.

          Today, we primarily find, produce, gather, process, and transport natural gas. We also manage a wholesale power business. Our operations stretch across the country and serve the Northwest, California, Rocky Mountains, Gulf Coast, and Eastern Seaboard markets.

          The energy industry has substantially changed over the last three years. Those changes have significantly impacted our operations and will continue to impact future operations. In light of the changed environment, on February 20, 2003, we outlined our planned business strategy for the next few years. Our refocused strategy is to be a smaller integrated natural gas company focusing on key growth markets. We also focused on bolstering our liquidity through asset sales, strategic levels of financing, and reductions in our indebtedness and operating costs to develop a balance sheet capable of supporting and ultimately growing our remaining businesses.

          Our business segments include Power, Gas Pipeline, Exploration & Production, Midstream, and Other. See “Part I — Item 1. Business — Business Segments” in our annual report on Form 10-K for the fiscal year ending December 31, 2003, as amended, for a more detailed description of assets owned and services provided by each of our business segments.

          Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172, and our telephone number is (918) 573-2000.

Recent Developments

          On October 18, 2004, we completed our offer to exchange up to 43,900,000 of our Income PACS for one (1.0000) share of common stock plus $1.47 in cash for each validly tendered and accepted Income PACS. The exchange offer expired at 5:00 p.m., New York City time, on October 18, 2004, and we accepted all of the 33,088,245 Income PACS, or approximately 75.2% of the issued and outstanding Income PACS, tendered and not properly withdrawn as of the expiration of the exchange offer. In accordance with the terms of the exchange offer, we exchanged an aggregate of 33,088,245 shares of our common stock and approximately $48.6 million of cash for the accepted Income PACS. None of the senior notes associated with the tendered Income PACS accepted by us for exchange in the exchange offer are included in this remarketing.

The Remarketing

Issuer	The Williams Companies, Inc., a Delaware corporation.

Securities Remarketed	Up to $272,793,875 aggregate principal amount of senior notes on behalf of holders of Income PACS and holders of senior notes held separately from Income PACS, if any, who elect to participate in the remarketing. The exact aggregate principal amount will be known on November 9, 2004.

Maturity	The senior notes will mature on February 16, 2007, unless a tax event redemption has occurred prior to February 16, 2007.

Interest	The interest rate on the senior notes will be reset to % per annum effective on and after November 16, 2004. Interest on the senior notes is payable quarterly in arrears on February 16, May 16, August 16, and November 16 of each year. The first interest payment on the remarketed senior notes will be made on February 16, 2005.

Tax Event Redemption	The senior notes are redeemable at our option on not less than 30 days nor more than 60 days prior written notice, in whole, but not in part, upon the occurrence and continuation of a tax event under the circumstances and at the redemption price set forth under the caption “Description of the Remarketed Senior Notes — Tax Event Redemption” in this remarketing prospectus supplement.

Ranking	The senior notes are senior unsecured obligations of ours and rank equally with all of our other senior unsecured indebtedness.

Certain Covenants	The indenture governing the senior notes contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to create liens on our assets. See “Description of Debt Securities” in the accompanying prospectus.

Use of Proceeds	We will not receive any proceeds from the remarketing of the senior notes. For more information, see the section of this remarketing prospectus supplement entitled “Use of Proceeds.”

Our Participation in the Remarketing	In this remarketing, we may submit an order to purchase a portion of the senior notes not to exceed the lesser of approximately $200 million in aggregate principal amount of the senior notes and an amount representing all but $50 million in aggregate principal amount of the senior notes available to be remarketed. If our order is accepted, we will retire all the senior notes we purchase.

Risk Factors	You should consider carefully all of the information set forth in this remarketing prospectus supplement, the accompanying prospectus and the documents incorporated by reference and, in particular, you should evaluate the specific factors set forth in the section of this remarketing prospectus supplement entitled “Risk Factors” before deciding whether to purchase any senior notes.

U.S. Federal Income Taxation	We have treated and will continue to treat the senior notes for U.S. federal income tax purposes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments. These regulations are complex, and in some respects uncertain in application. Generally, assuming that you report your income in a manner consistent with the method described in this remarketing prospectus supplement, the amount of income that you will recognize in respect of the senior notes will correspond to the economic accrual of income on the notes to you and the amount of income you would have recognized if the senior notes were not subject to the contingent payment debt regulations. However, no assurance can be given that the Internal Revenue Service, or IRS, will agree with our position. For a detailed discussion, please see the section of this remarketing prospectus supplement entitled “Material U.S. Federal Income Tax Consequences.”

Listing	The senior notes will not be listed on any national securities exchange.

RISK FACTORS

          Before purchasing any of the senior notes, you should carefully consider the following risk factors as well as the other information contained in this remarketing prospectus supplement, the accompanying prospectus and the information incorporated by reference herein in order to evaluate an investment in the senior notes.

Risks Related to the Senior Notes

The senior notes are structurally subordinated to the debt of our subsidiaries.

          We conduct substantially all of our operations through our subsidiaries. We perform management, legal, financial, tax, consulting, administrative, and other services for our subsidiaries. Our principal sources of cash are from external financings, dividends and advances from our subsidiaries, investments, payments by our subsidiaries for services rendered, and interest payments from our subsidiaries on cash advances. The amount of dividends available to us from our subsidiaries depends largely upon each subsidiary’s earnings and operating capital requirements. The terms of some of our subsidiaries’ borrowing arrangements could limit the transfer of funds to us. In addition, the ability of our subsidiaries to make any payments to us will depend on our subsidiaries’ earnings, business, and tax considerations and legal restrictions. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the senior notes or to make any funds available therefor, whether by dividends, loans or other payments.

          As a result of our structure, the senior notes will effectively rank junior to all existing and future debt, trade payables, and other liabilities of our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of holders of the senior notes to participate in those assets, will be subject to the prior claims of that subsidiary’s creditors, including trade creditors, except to the extent that we may ourselves be a creditor of such subsidiary. As of September 30, 2004, in addition to trade debt and other liabilities, our subsidiaries had approximately $2.5 billion of long-term debt, including the current portion.

We may not be able to service our debt.

          Our ability to pay or to refinance our indebtedness, including the senior notes, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business, and other factors beyond our control.

          We anticipate that our operating cash flow, together with money we anticipate being available to us to borrow under our credit facility and through other sources including further issuances, if needed, in the capital markets, will be sufficient to meet anticipated future operating expenses, to fund capital expenditures, and to service our debt as it becomes due. However, we cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to borrow additional funds in amounts sufficient to enable us to pay our indebtedness, including the senior notes, or to fund our other liquidity needs. We and certain of our subsidiaries are parties to a secured credit facility. Our ability to borrow under that facility depends on our compliance with our obligations under the facility. The amount of funds available to us under that facility will be diminished on a dollar for dollar basis to the extent our subsidiaries borrow under the facility.

The senior notes are unsecured, and your right to receive payment will be effectively subordinated to any of our secured indebtedness.

          The senior notes will be effectively subordinated to claims of creditors under any of our debt that is secured, including secured debt that we may issue or incur in the future. As of September 30, 2004, we had approximately $1.275 billion in secured credit facilities of which none is currently outstanding and no other secured debt. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution, or winding up of our business, secured creditors will generally have the right to be paid in full out of the proceeds of the asset or assets by which that debt is secured before others of our creditors, including holders of the senior notes, receive payment through the proceeds of that asset or assets.

We may redeem senior notes upon the occurrence of a tax event.

          We have the option to redeem the senior notes, on not less than 30 days nor more than 60 days prior written notice, in whole but not in part, at any time before February 16, 2007 if a tax event occurs and continues under the circumstances described in this remarketing prospectus supplement. If we exercise this option, we will redeem the senior notes at the redemption price plus any accrued and unpaid interest. See “Description of the Remarketed Senior Notes — Tax Event Redemption.” If we redeem the senior notes, we will pay the redemption price in cash to the holders of the senior notes. A tax event redemption will be a taxable event to the holders of senior notes.

Uncertainties with respect to the proper application of the contingent payment debt regulations may affect the timing and character of income, gain, or loss realized by holders of the senior notes.

          Assuming that you report your income in a manner consistent with our discussion in the section of this remarketing prospectus supplement entitled “Material U.S. Federal Income Tax Consequences,” the amount of income that you will recognize for U.S. federal income tax purposes in respect of the senior notes generally will correspond to the economic accrual of income on the senior notes to you and the amount of income you would have recognized on an accrual basis for U.S. federal income tax purposes if the senior notes were not subject to the contingent payment debt regulations. However, the proper application of the contingent payment debt regulations to the senior notes following the remarketing is uncertain in a number of respects, and no assurance can be given that the IRS will not successfully assert a different treatment of the senior notes that could materially affect the timing and character of income, gain, or loss with respect to an investment in the senior notes.

An active trading market for the senior notes may not develop.

          There is currently no trading market for senior notes held separately from Income PACS, and we do not plan to list the senior notes on any national securities exchange. Consequently, an active trading market for the senior notes may not develop. After this remarketing, we may, in our sole discretion, offer to repurchase a significant portion of the senior notes or offer to exchange a significant portion of the senior notes for other securities. Any repurchase or exchange offer that we commence could take the form of a public or private repurchase or exchange offer, could be a partial repurchase or exchange offer and, if a private repurchase or exchange offer, may not be made to all holders of the senior notes. In addition, because we may purchase a portion of the senior notes not to exceed the lesser of approximately $200 million in aggregate principal amount of the senior notes and an amount representing all but $50 million in aggregate principal amount of senior notes to be remarketed, there may be only a minimum of approximately $50 million aggregate principal amount of senior notes outstanding following the remarketing. If a sufficiently large number of senior notes do not remain outstanding, the trading market for the remaining senior notes sold in the remarketing may not be liquid and market prices may fluctuate significantly depending on the volume of trading in senior notes. Furthermore, a security with a smaller “float” may command a lower price and trade with greater volatility or much less frequently than would a comparable security with a greater float.

We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the senior notes.

          The terms of the senior notes do not prevent us from entering into a variety of acquisition, change of control, refinancing, recapitalization, or other highly leveraged transactions. As a result, we could enter into any transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings, or otherwise adversely affect the holders of the senior notes.

Risks Related to Our Business

Our risk measurement and hedging activities might not prevent losses.

          The risk measurement systems that we have in place might not always be followed or might not always work as planned. Further, such risk measurement systems do not in themselves manage risk, and adverse changes in energy commodity market prices, volatility, adverse correlation of commodity prices, the liquidity of markets, and changes in interest rates might still adversely affect our earnings and cash flows and our balance sheet under applicable accounting rules, even if risks have been identified.

          To manage our financial exposure related to commodity price fluctuations, we have entered into contracts to hedge certain risks associated with our assets and operations, including our long-term tolling agreements. In these hedging activities, we have used fixed-price, forward, physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges, as well as long-term structured transactions when feasible. Substantial declines in market liquidity, however, as well as deterioration of our credit, and termination of existing positions (due for example to credit concerns) have greatly limited our ability to hedge risks identified and have caused previously hedged positions to become unhedged. To the extent we have unhedged positions, fluctuating commodity prices could cause our net revenues and net income to be volatile.

          Some of the hedges of our tolling contracts are more effective than others in managing economic risk and creating future cash flow certainty. For example, we may resell our rights under a tolling contract through a forward contract, which has terms that match those of the tolling contract. This type of forward contract would be very effective at hedging not only the commodity price risk, but also the volatility risk inherent in the tolling contract. However, this forward contract would not hedge the tolling contract’s counterparty credit or performance risk. A default by the tolling contract counterparty could result in a future loss of economic value and a change in future cash flows. Other economic hedges of the tolling contract, including full requirements contracts, forward physical commodity contracts and financial swaps and futures, could also effectively hedge the commodity price risk of a tolling contract. However, these types of contracts would be less effective or ineffective in hedging the volatility risk associated with the tolling contract because they do not possess the same optionality characteristics as the tolling contract. These other contracts would also be ineffective in hedging counterparty credit or performance risk.

          The impact of changes in market prices for natural gas on the gas prices received by us may be reduced based on the level of our hedging strategies. These hedging arrangements may limit our potential gains if the market prices for natural gas were to rise substantially over the price established by the hedge. In addition, our hedging arrangements expose us to the risk of financial loss in certain circumstances, including instances in which:

•	production is less than expected;

•	a change in the difference between published price indexes established by pipelines in which our hedged production is delivered and the reference price established in the hedging arrangements is such that we are required to make payments to our counterparties; or

•	the counterparties to our hedging arrangements fail to honor their financial commitments.

Electricity, natural gas liquids, and gas prices are volatile and this volatility could adversely affect our financial results, cash flows, access to capital, and ability to maintain existing businesses.

          Our revenues, operating results, profitability, future rate of growth, and the value of our power and gas businesses depend primarily upon the prices we receive for natural gas and other commodities. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital.

          Historically, the markets for these commodities have been volatile and they are likely to continue to be volatile. Wide fluctuations in prices might result from relatively minor changes in the supply of and demand for these commodities, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of electricity, natural gas, and related commodities;

•	turmoil in the Middle East and other producing regions;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of pipeline capacity;

•	domestic and foreign governmental regulations and taxes;

•	increased volatility in the natural gas markets in light of continuing uncertainty surrounding regulatory proceedings and proposed regulations;

•	the overall economic environment; and

•	the credit of participants in the markets where products are bought and sold.

          These factors and the volatility of the energy markets make it extremely difficult to predict future electricity and gas price movements with any certainty. Further, electricity and gas prices do not necessarily move in tandem.

We might not be able to successfully manage the risks associated with selling and marketing products in the wholesale energy markets.

          Our portfolios consist of wholesale contracts to buy and sell commodities, including contracts for electricity, natural gas, natural gas liquids, and other commodities that are settled by the delivery of the commodity or cash throughout the United States. If the values of these contracts change in a direction or manner that we do not anticipate or cannot manage, we could realize material losses from selling and marketing products in the wholesale energy markets. In the past, certain marketing and trading companies have experienced severe financial problems due to price volatility in the energy commodity markets. In certain instances, this volatility has caused companies to be unable to deliver energy commodities that they had guaranteed under contract. In such event, we might incur additional losses to the extent of amounts, if any, already paid to, or received from, counterparties. In addition, in our businesses, we often extend credit to our counterparties. Despite performing credit analysis prior to extending credit, we are exposed to the risk that we might not be able to collect amounts owed to us. If the counterparty to such a financing transaction fails to perform and any collateral that secures our counterparty’s obligation is inadequate, we will lose money.

          If we are unable to perform under our energy agreements, we could be required to pay damages. These damages generally would be based on the difference between the market price to acquire replacement energy or energy services and the relevant contract price. Depending on price volatility in the wholesale energy markets, such damages could be significant.

Our operating results might fluctuate on a seasonal and quarterly basis.

          Revenues from our businesses, including gas transmission and the sale of electric power, can have seasonal characteristics. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, demand for power peaks during the winter. In addition, demand for gas and other fuels peaks during the winter. As a result, our overall operating results in the future might fluctuate substantially on a seasonal basis. The pattern of this fluctuation might change depending on the nature and location of our facilities and pipeline systems and the terms of our power sale agreements and gas transmission arrangements.

Our investments and projects located outside of the United States expose us to risks related to laws of other countries, taxes, economic conditions, fluctuations in currency rates, political conditions and policies of foreign governments. These risks might delay or reduce our realization of value from our international projects.

          We currently own and might acquire and/or dispose of material energy-related investments and projects outside the United States. The economic and political conditions in certain countries where we have interests or in which we might explore development, acquisition, or investment opportunities present risks of delays in construction and interruption of business, as well as risks of war, expropriation, nationalization, renegotiation, trade sanctions, or nullification of existing contracts and changes in law or tax policy, that are greater than in the United States. The uncertainty of the legal environment in certain foreign countries in which we develop or acquire projects or make investments could make it more difficult to obtain non-recourse project or other financing on suitable terms, could adversely affect the ability of certain customers to honor their obligations with respect to such projects or investments and could impair our ability to enforce our rights under agreements relating to such projects or investments.

          Operations in foreign countries also can present currency exchange rate and convertibility, inflation, and repatriation risk. In certain conditions under which we develop or acquire projects, or make investments, economic and monetary conditions and other factors could affect our ability to convert our earnings denominated in foreign currencies. In addition, risk from fluctuations in currency exchange rates can arise when our foreign subsidiaries expend or borrow funds in one type of currency, but receive revenue in another. In such cases, an adverse change in exchange rates can reduce our ability to meet expenses, including debt service obligations. Foreign currency risk can also arise when the revenues received by our foreign subsidiaries are not in U.S. dollars. In such cases, a strengthening of the U.S. dollar could reduce the amount of cash and income we receive from these foreign subsidiaries. The hedges and contracts that we have in place to manage foreign currency exchange risks might not be sufficient or we might have some exposures that are not hedged, which could result in losses or volatility in our revenues.

Our debt agreements and other related transaction documents impose restrictions on us that may adversely affect our ability to operate our business.

          As of September 30, 2004, we had approximately $8.9 billion of long-term debt outstanding, including the current portion, on a consolidated basis. Our debt agreements and other related transaction documents contain covenants that restrict, among other things, our ability to:

•	incur or guarantee additional indebtedness;

•	create liens;

•	pay dividends or make other equity distributions;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	purchase or redeem capital stock;

•	make investments;

•	sell assets or consolidate or merge with or into other companies; and

•	engage in transactions with affiliates.

          In addition, our debt agreements and other related transaction documents contain, and other debt agreements and other related transaction documents that we enter into in the future will contain, financial covenants and other limitations with which we will need to comply. Our ability to comply with these covenants may be affected by many events beyond our control, and we cannot assure you that our future operating results will be sufficient to comply with the covenants or, in the event of a default under any of our debt agreements and other related transaction documents, to remedy that default.

          Although we are currently in compliance with our financial and other covenants in our debt agreements and other related transaction documents, our failure to comply with such financial or other covenants could result in events of default. Upon the occurrence of an event of default under our debt agreements, the lenders could elect to declare all amounts outstanding under a particular facility to be immediately due and payable and terminate all commitments, if any, to extend further credit. By reason of cross-default or cross-acceleration provisions in agreements governing most of our indebtedness, substantially all of our indebtedness could also become immediately due and payable at that time as well. If the lenders under any of our debt agreements and other related transaction documents accelerate the maturity of any loans or other debt outstanding to us, we may not have sufficient liquidity to repay amounts outstanding under our debt agreements and other related transaction documents.

Risks Related to Legal Proceedings and Governmental Investigations

We might be adversely affected by governmental investigations and any related legal proceedings related to our power business.

          Public and regulatory scrutiny of the energy industry and of the capital markets has resulted in increased regulation being either proposed or implemented. Such scrutiny has also resulted in various inquiries, investigations, and court proceedings.

          Such inquiries, investigations, and court proceedings are ongoing and continue to adversely affect our business as well as the energy trading business as a whole. We might see these adverse effects continue as a result of the uncertainty of these ongoing inquiries or additional inquiries by federal or state regulatory agencies. In addition, we cannot predict the outcome of any of these inquiries or whether these inquiries will lead to additional legal proceedings against us, civil or criminal fines or penalties, or other regulatory action, including legislation, which might be materially adverse to the operation of our business and our revenues and net income or increase our operating costs in other ways.

We might be adversely affected by securities class action litigation.

          In 2002, several class action lawsuits were filed in the U.S. District Court for the Northern District of Oklahoma, alleging violations of various provisions of the Securities Act of 1933 and/or the Securities Exchange Act of 1934 against us and certain of our present and former officers and directors. The majority of the suits allege that we and co-defendants, WilTel Communications, a previously owned subsidiary then known as Williams Communications Group, and certain corporate officers, acted jointly and separately to inflate the stock price of both companies. Other suits allege similar causes of action related to the public offering of the FELINE PACS in January 2002. These suits were filed against us, certain corporate officers, members of our board of directors and all of the underwriters, including the remarketing agent for this remarketing. The court ordered consolidation of these cases, and a Consolidated Amended Complaint was filed on behalf of various purchasers of our securities during the period July 24, 2000 through July 22, 2002. That pleading makes several claims against us relating to our former subsidiary Williams Communications Group, our power subsidiary, and various other alleged misrepresentations and omissions. Discovery in the now-consolidated actions is ongoing. See “Legal Proceedings” in our annual report for the year ended December 31, 2003 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, in each case as amended, and September 30, 2004. Our management has had to expend time addressing the demands of these cases, and we expect that management attention and resources may continue to be diverted in the future, all of which could harm our business.

Risks Affecting Our Strategy and Financing Needs

Recent developments affecting the wholesale power and energy trading industry sector have reduced market activity and liquidity and might continue to adversely affect our results of operations.

          As a result of the 2000-2001 energy crisis in California, the resulting collapse in energy merchant credit, the recent volatility in natural gas prices, the Enron Corporation bankruptcy filing, and investigations by governmental authorities into energy trading activities and increased litigation related to such inquiries, companies generally in the regulated and so-called unregulated utility businesses have been adversely affected.

          These market factors have led to industry-wide downturns that have resulted in some companies being forced to exit from the energy trading markets, leading to a reduction in the number of trading partners and in market liquidity.

Because we no longer maintain investment grade credit ratings, our counterparties have required us to provide higher amounts of credit support which raises our cost of doing business.

          Our transactions in each of our businesses require greater credit assurances, both to be given from and received by us to satisfy credit support requirements. Additionally, certain market disruptions or a further downgrade of our credit rating might further increase our cost of borrowing or further impair our ability to access one or any of the capital markets. Such disruptions could include:

•	further economic downturns;

•	capital market conditions generally;

•	market prices for electricity and natural gas;

•	terrorist attacks or threatened attacks on our facilities or those of other energy companies; or

•	the overall health of the energy industry, including the bankruptcy or insolvency of other energy companies.

Despite our restructuring efforts, we may not attain investment grade ratings.

          Credit rating agencies perform independent analysis when assigning credit ratings. Given the significant changes in capital markets and the energy industry over the last few years, credit rating agencies continue to review the criteria for attaining investment grade ratings. Our goal is to attain investment grade ratings. However, there is no guarantee that the credit rating agencies will assign us investment grade ratings if we meet or exceed their criteria for investment grade ratings.

Risks Related to the Regulation of Our Businesses

Our businesses are subject to complex government regulations. The operation of our businesses might be adversely affected by changes in these regulations or in their interpretation or implementation.

          Existing regulations might be revised or reinterpreted, new laws and regulations might be adopted or become applicable to us or to our facilities, and future changes in laws and regulations might have a detrimental effect on our business. Certain restructured markets have recently experienced supply problems and price volatility. These supply problems and volatility have been the subject of a significant amount of press coverage, much of which has been critical of the restructuring initiatives. In some of these markets, including California, proposals have been made by governmental agencies and other interested parties to re-regulate areas of these markets which have previously been deregulated. We cannot assure you that other proposals to re-regulate will not be made or that legislative or other attention to the electric power restructuring process will not cause the deregulation process to be delayed or reversed.

          The Federal Energy Regulatory Commission, or FERC, issued a rule, Order No. 2004, on November 25, 2003, which has been clarified in rehearing orders issued April 16, 2004 and August 2, 2004, adopting standards of conduct for transmission providers (including our interstate gas pipelines) when dealing with “energy affiliates” as defined by the rule. The standards of conduct, effective September 22, 2004, are intended to prevent transmission providers from preferentially benefiting their energy affiliates, by requiring the employees of the transmission provider to function independently from employees of energy affiliates, and by restricting information transmission providers may provide to energy affiliates. The inefficiencies created by the restrictions on the sharing of employees and information may increase our costs, and the restrictions on sharing of information may have an adverse impact on our senior management’s ability to effectively obtain important information about our business.

Our revenues might decrease if we are unable to gain adequate, reliable, and affordable access to transmission and distribution assets due to the FERC and regional regulation of wholesale market transactions for electricity and gas.

          We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we buy and sell in the wholesale market. If transmission is disrupted, if capacity is inadequate, or if credit requirements or rates of such utilities or energy companies are increased, our ability to sell and deliver products might be hindered. The FERC has issued power transmission regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, some companies have failed to provide fair and equal access to their transmission systems or have not provided sufficient transmission capacity to enable other companies to transmit electric power. We cannot predict whether and to what extent the industry will comply with these initiatives, or whether the regulations will fully accomplish the FERC’s objectives.

          In addition, the independent system operators who oversee the transmission systems in regional power markets, such as California, have in the past been authorized to impose, and might continue to impose, price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms might adversely impact the profitability of our wholesale power marketing and trading. Given the extreme volatility and lack of meaningful long-term price history in many of these markets and the imposition of price limitations by regulators, independent system operators, or other market operators, we can offer no assurance that we will be able to operate profitably in all wholesale power markets.

The different regional power markets in which we compete or will compete in the future have changing regulatory structures, which could affect our growth and performance in these regions.

          Our results are likely to be affected by differences in the market and transmission regulatory structures in various regional power markets. Problems or delays that might arise in the formation and operation of new regional transmission organizations, or RTOs, might restrict our ability to sell power produced by our generating capacity to certain markets if there is insufficient transmission capacity otherwise available. The rules governing the various regional power markets might also change from time to time which could affect our costs or revenues. Because it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop and evolve or what regions they will cover, we are unable to assess fully the impact that these power markets might have on our business.

Our gas sales, transmission, and storage operations are subject to government regulations and rate proceedings that could have an adverse impact on our ability to recover the costs of operating our pipeline facilities.

          Our interstate gas sales, transmission, and storage operations conducted through our Gas Pipeline business are subject to the FERC’s rules and regulations in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. The FERC’s regulatory authority extends to:

•	transportation and sale for resale of natural gas in interstate commerce;

•	rates and charges;

•	construction;

•	acquisition, extension or abandonment of services or facilities;

•	accounts and records;

•	depreciation and amortization policies; and

•	operating terms and conditions of service.

          The FERC has taken certain actions to strengthen market forces in the natural gas pipeline industry that has led to increased competition throughout the industry. In a number of key markets, interstate pipelines are now facing competitive pressure from other major pipeline systems, enabling local distribution companies and end users to choose a transmission provider based on economic and other considerations.

Risks Related to Environmental Matters

We could incur material losses if we are held liable for the environmental condition of any of our assets or divested assets, which could include losses that exceed our current expectations.

          We are generally responsible for all on-site liabilities associated with the environmental condition of our facilities and assets, which we have acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In addition, in connection with certain acquisitions and sales of assets, we might obtain, or be required to provide, indemnification against certain environmental liabilities. If we incur a material liability, or the other party to a transaction fails to meet its indemnification obligations to us, we could suffer material losses. If a purchaser of one of our divested assets incurs a liability due to the environmental condition of the divested asset, we may have a contractual obligation to indemnify that purchaser or otherwise retain responsibility for the environmental condition of the divested asset. We may also have liability for the environmental condition of divested assets under applicable federal, state, or foreign laws and regulations. Changes to applicable laws and regulations, or changes to their interpretation, may increase our liability. Environmental conditions of divested assets may not be covered by insurance. Even if environmental conditions are covered by insurance, policy conditions may not be met.

          We make assumptions and develop expectations about possible liability related to environmental conditions based on current laws and regulations and current interpretations of those laws and regulations. If the interpretation of laws or regulations, or the laws and regulations themselves, change, our assumptions may change. Our assumptions and expectations are also based on available information. If more information becomes available to us, our assumptions may change. Any of these changes may result in not only increased risk related to one or more of our assets, but material losses in excess of current estimates.

Our business is subject to environmental legislation in all jurisdictions in which it operates, and any changes in such legislation could negatively affect our results of operations.

          Our operations are subject to extensive environmental regulation pursuant to a variety of federal, state, municipal, and foreign laws and regulations. Such environmental legislation imposes, among other things, restrictions, liabilities, and obligations in connection with the generation, handling, use, storage, transportation, treatment, and disposal of hazardous substances and waste and in connection with spills, releases, and emissions of various substances into the environment. Environmental legislation also requires that our facilities, sites, and other properties associated with our operations be operated, maintained, abandoned and reclaimed, to the satisfaction of applicable regulatory authorities. Existing environmental regulations could also be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur. The federal government and several states recently have proposed increased environmental regulation of many industrial activities, including increased regulation of air quality, water quality, and solid waste management.

          Compliance with environmental legislation has required and will require significant expenditures, including expenditures for compliance with the Clean Air Act and other legislation, and for clean up costs and damages arising out of contaminated properties. Failure to comply with environmental legislation and regulations might result in the imposition of fines and penalties or other sanctions. The steps we take to bring certain of our facilities into compliance could be prohibitively expensive, and we might be required to shut down, divest, or alter the operation of those facilities, which might cause us to incur losses.

          Further, our regulatory rate structure and our contracts with clients might not necessarily allow us to recover capital costs we incur to comply with new or existing environmental regulations. Also, we might not be able to obtain or maintain from time to time all required environmental regulatory approvals for certain development projects. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with them, the operation of our facilities could be prevented or become subject to additional costs. Should we fail to comply with all applicable environmental laws, we might be subject to penalties and fines imposed against us by regulatory authorities. No assurance can be made that the costs of complying with environmental legislation in the future will not have a material adverse effect on our financial condition or results of operations.

Risks Related to Accounting Standards

Potential changes in accounting standards might cause us to revise our financial results and disclosure in the future, which might change the way analysts measure our business or financial performance.

          Recently discovered accounting irregularities in various industries have forced regulators and legislators to take a renewed look at accounting practices, financial disclosures, companies’ relationships with their independent auditors, and retirement plan practices. Because it is still unclear what laws or regulations will develop, we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies or the energy industry or in our operations specifically.

          In addition, the Financial Accounting Standards Board, or FASB, or the Securities and Exchange Commission, or SEC, could enact new accounting standards that might impact how we are required to record revenues, expenses, assets, and liabilities.

Risks Related to Our Industry

The long-term financial condition of our U.S. and Canadian natural gas transmission and midstream businesses are dependent on the continued availability of natural gas reserves.

          The development of additional natural gas reserves requires significant capital expenditures by others for exploration and development drilling and the installation of production, gathering, storage, transportation, and other facilities that permit natural gas to be produced and delivered to our pipeline systems. Low prices for natural gas, regulatory limitations, or the lack of available capital for these projects could adversely affect the development of additional reserves and production, gathering, storage and pipeline transmission and import and export of natural gas supplies. Additional natural gas reserves might not be developed in commercial quantities and in sufficient amounts to fill the capacities of our gathering and processing pipeline facilities.

Our drilling, production, gathering, processing and transporting activities involve numerous risks that might result in accidents and other operating risks and costs.

          Our operations are subject to all of the risks and hazards typically associated with the exploitation, development, and exploration for, and the production and transportation of oil and gas. These operating risks include, but are not limited to:

•	blowouts, cratering, and explosions;

•	uncontrollable flows of oil, natural gas, or well fluids;

•	fires;

•	formations with abnormal pressures;

•	pollution and other environmental risks; and

•	natural disasters.

          In addition, there are inherent in our gas gathering, processing, and transporting properties a variety of hazards and operating risks, such as leaks, explosions, and mechanical problems that could cause substantial financial losses. In addition, these risks could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations, and substantial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events not fully covered by insurance could have a material adverse effect on our financial position and results of operations. The location of pipelines near populated areas, including residential areas, commercial business centers, and industrial sites, could increase the level of damages resulting from these risks.

          Accidents or other operating risks could further result in loss of service available to our customers. Such circumstances could adversely impact our ability to meet contractual obligations and retain customers. For example, a 26 inch segment of Northwest Pipeline from Sumas to Washougal, Washington was idled in 2003 after two line breaks associated with stress corrosion cracking, or SCC, occurred. SCC is caused by a specific combination of stress and exposure to environmental factors such as soil acidity, moisture, and electro-chemical properties that occurs in older pipelines. This type of corrosion cracking is a very complex technical phenomenon and, while the industry is making progress in developing methods to predict and identify SCC, there are still many unknowns. Northwest Pipeline is working with federal and state regulatory agencies and its customers to permanently replace the capacity associated with the 26 inch pipeline.

          Potential customer impacts arising from service interruptions on any of our pipeline transmission facilities could include potential limitations on the pipeline’s ability to satisfy customer requirements, obligations to provide reservation charge credits to customers in times of constrained capacity, and solicitation of existing customers by others for potential new pipeline projects that would compete directly with existing service.

Compliance with the Pipeline Safety Improvement Act may result in unanticipated costs and consequences.

          Implementation of new Pipeline Safety Improvement Act, or PSIA, regulations requires us to complete an “integrity management framework” by December 2004 and to subsequently implement an Integrity Management Plan, or IMP, for our gas transmission pipelines. As part of the IMP, we must identify High Consequence Areas, or HCA, through which our pipelines run. Certain segments of our pipelines have been determined to run through HCAs. An HCA is defined by the rule as an area where the potential consequence of a gas pipeline accident may be significant or do considerable harm to people or property. Designing and implementing the IMP and identifying HCA’s could result in significant additional costs. There is always the possibility that the assessments related to the IMP would reveal an unexpected condition for which remedial action would be required.

Estimating reserves and future net revenues involves uncertainties and negative revisions to reserve estimates, and oil and gas price declines may lead to impairment of oil and gas assets.

          Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The process relies on interpretations of available geological, geophysical, engineering, and production data. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of developmental expenditures, including many factors beyond the control of the producer. The reserve data incorporated by reference into this remarketing prospectus supplement represent estimates. In addition, the estimates of future net revenues from our proved reserves and the present value of such estimates are based upon certain assumptions about future production levels, prices and costs that may not prove to be correct over time.

          Quantities of proved reserves are estimated based on economic conditions in existence during the period of assessment. Lower oil and gas prices may have the impact of shortening the economic lives of certain fields because it becomes uneconomic to produce all recoverable reserves on such fields, which reduces proved property reserve estimates.

          If negative revisions in the estimated quantities of proved reserves were to occur, it would have the effect of increasing the rates of depreciation, depletion, and amortization on the affected properties, which would decrease earnings or result in losses through higher depreciation, depletion, and amortization expense. The revisions may also be sufficient to trigger impairment losses on certain properties which would result in a further non-cash charge to earnings. The revisions could also affect the evaluation of goodwill for impairment purposes.

Other Risks

The threat of terrorist activities and the potential for continued military and other actions could adversely affect our business.

          The continued threat of terrorism and the impact of continued military and other action by the United States and its allies might lead to increased political, economic, and financial market instability and volatility in prices for natural gas, which could affect the market for our gas operations. In addition, future acts of terrorism could be directed against companies operating in the United States, and it has been reported that terrorists might be targeting domestic energy facilities. While we are taking steps that we believe are appropriate to increase the security at locations where our energy assets are located, there is no assurance that we can completely secure our locations or completely protect them against a terrorist attack. These developments have subjected our operations to increased risks and, depending on their ultimate magnitude, could have a material adverse effect on our business. In particular, we might experience increased capital or operating costs to implement increased security for our energy assets.

Historic performance of our exploration and production business is no guarantee of future performance.

          Performance of our exploration and production business is affected in part by factors beyond our control, such as:

•	regulations and regulatory approvals;

•	availability of capital for drilling projects, which may be affected by other risk factors discussed, or incorporated by reference, in this remarketing prospectus supplement;

•	cost-effective availability of drilling rigs and necessary equipment;

•	availability of cost-effective transportation for products; or

•	market risks already discussed, or incorporated by reference, in this remarketing prospectus supplement.

          Our success rate for drilling projects in 2003 should not be considered a predictor of future performance. Reserves that are “proven reserves” are those estimated quantities of crude oil, natural gas, and natural gas liquids, which geological and engineering data demonstrate with reasonable certainty are recoverable in future years form known reservoirs under existing economic and operating conditions, but should not be considered as a guarantee of results for future drilling projects.

Our assets and operations can be affected by weather and other natural phenomena.

          Our assets and operations, especially those located offshore, can be adversely affected by hurricanes, earthquakes, tornadoes, and other natural phenomena and weather conditions including extreme temperatures.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “objective” and other similar expressions identify those statements that are forward-looking. These statements are based on management’s beliefs and assumptions and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others:

•	our substantial leverage and debt service requirements;

•	volatility of energy prices, including natural gas prices;

•	pricing, market strategies, the expansion, consolidation and other activities of competitors;

•	the effect of economic conditions in its markets;

•	the regulatory environment in which we operate; and

•	other factors listed in the documents we incorporate by reference.

          All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by their cautionary statements. We do not intend to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events, except as required by law.

RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Nine Months
	Ended
	September 30,		For the Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges(1)(2)	1.08	1.15	1.00	—	2.36	2.48	1.23

(1)	Earnings were inadequate to cover fixed charges by $909.6 million for the year ended December 31, 2002.

(2)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing these ratios, earnings means the following: income (loss) from continuing operations before income taxes, minority interest in income (loss) of consolidated subsidiaries, and equity earnings; plus fixed charges (discussed below) and an adjustment to reflect actual distributions from equity investments; less capitalized interest and preferred distributions. Fixed charges means the sum of the following: interest accrued, including a proportionate share from equity-method investees; that portion of rental expense that we believe to represent an interest factor; and the pretax effect of preferred distributions.

USE OF PROCEEDS

          We are remarketing up to $272,793,875 aggregate principal amount of senior notes to investors on behalf of holders of Income PACS and holders of senior notes held separately from Income PACS, if any, who elect to participate in the remarketing.

          We will not receive any cash proceeds from the remarketing of the senior notes. Instead, the proceeds of the remarketing will be used as follows:

•	$ of the proceeds (the “treasury portfolio purchase price”) will be used to purchase the treasury portfolio that will then be pledged to us, on behalf of holders of Income PACS, as security against the stock purchase contract obligations of such holders;

•	$ of the proceeds (the “separate notes purchase price”) will be remitted to JPMorgan Chase Bank, as the custodial agent, for payment to the holders of senior notes held separately from Income PACS, if any, which equals the aggregate price paid for such remarketed senior notes based on the treasury portfolio purchase price;

•	$ of the proceeds, which equals the lesser of (i) 25 basis points (0.25%) of the sum of the treasury portfolio purchase price and the separate notes purchase price, if any, or (ii) the amount of the proceeds, if any, in excess of the sum of the treasury portfolio purchase price and the separate notes purchase price, if any, will be deducted and retained by the remarketing agent as a remarketing fee;

•	any proceeds from the remarketing of senior notes that are components of Income PACS remaining after deducting the treasury portfolio purchase price and the remarketing fee attributable to such Income PACS will be remitted to JPMorgan Chase Bank, as the purchase contract agent, for payment to the holders of Income PACS; and

•	any proceeds from the remarketing of senior notes held separately from Income PACS remaining after deducting the separate notes purchase price and the remarketing fee attributable to such senior notes will be remitted to JPMorgan Chase Bank, as the custodial agent, for payment to the holders of such remarketed senior notes.

          The “treasury portfolio” is a portfolio of U.S. Treasury securities that will pay, prior to February 16, 2005, an amount of cash equal to:

•	the aggregate interest scheduled to be paid on February 16, 2005 on the remarketed senior notes that were components of Income PACS on November 10, 2004, assuming no reset of the interest rate in the remarketing; and

•	the aggregate principal amount of the remarketed senior notes that were components of Income PACS on November 10, 2004.

DESCRIPTION OF THE REMARKETED SENIOR NOTES

General

          The following description is a summary of the terms of the senior notes following this remarketing. We issued the senior notes as a separate series of securities under an Indenture dated as of November 10, 1997, as supplemented by a supplemental indenture dated as of January 14, 2002, between us and JPMorgan Chase Bank (as successor to Bank One Trust Company, National Association (successor to The First National Bank of Chicago)), as trustee. This description is not complete, and we refer you to the accompanying prospectus and the actual terms of the Indenture. In this section, all references to “The Williams Companies, Inc.,” “we,” “us,” and “our” or similar terms are to The Williams Companies, Inc., not including its subsidiaries.

          The senior notes were initially issued in the aggregate principal amount of $1,100,000,000 as components of Income PACS. Senior notes in the aggregate principal amount of $272,793,875 remained outstanding after the completion of the exchange offer on October 18, 2004. This is a remarketing of up to $272,793,875 aggregate principal amount of senior notes on behalf of the holders of Income PACS and holders of senior notes held separately from Income PACS, if any, who elect to participate in the remarketing.

          The senior notes will mature on February 16, 2007. The senior notes may not be redeemed prior to their stated maturity except as described below. The senior notes are unsecured and rank equally with all of our other senior unsecured indebtedness.

          As of September 30, 2004, including the senior notes we had approximately $8.9 billion of long-term debt outstanding, including the current portion, on a consolidated basis.

          The senior notes are not subject to a sinking fund provision. Unless a tax event redemption has occurred prior to February 16, 2007, the entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest, on February 16, 2007. Except for a tax event redemption, the senior notes are not redeemable by us.

          Payments on senior notes remarketed as a global certificate, which we refer to as a global security, will be made to The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary or, in the event that no depositary is used, to a paying agent for the senior notes. Principal and interest with respect to certificated senior notes will be payable, the transfer of the senior notes will be registrable and senior notes will be exchangeable for senior notes of other denominations of a like aggregate principal amount, at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment. JPMorgan Chase Bank is the paying agent, transfer agent, and registrar for the senior notes. We may at any time designate additional transfer agents and paying agents with respect to the senior notes, and may remove any transfer agent, paying agent or registrar for the senior notes. We are at all times required to maintain a paying agent and transfer agent for the senior notes in the Borough of Manhattan, The City of New York.

          Any monies deposited with the trustee or any paying agent, or held by us in trust, for the payment of principal of or interest on any senior note and remaining unclaimed for two years after such principal or interest has become due and payable will, at our request, be repaid to us or released from trust, as applicable, and the holder of the senior note must thereafter look, as a general unsecured creditor, only to us for the payment thereof.

          The indenture does not contain provisions that afford holders of the senior notes protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect the holders.

Denominations, Transfer and Exchange

          The senior notes will be remarketed in registered form, without coupons, in denominations of $25 and integral multiples of $25, and may be transferred or exchanged without service charge, but upon payment of any taxes or other governmental charges payable in connection therewith.

Interest Payments

          Each senior note will bear interest at the reset rate of           % per year, effective on and after November 16, 2004, payable quarterly in arrears on February 16, May 16, August 16, and November 16 of each year, each an “interest payment date,” commencing February 16, 2005, to the person in whose name the senior note is registered at the close of business on the first day of the month in which the interest payment date falls.

          The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay.

Tax Event Redemption

          If a tax event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each senior note, the redemption amount described below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to the holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, we exercise our option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes.

          “Tax event” means the receipt by us of an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of

•	any amendment to, change in, or announced proposed change in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein affecting taxation,

•	any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority, or

•	any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on January 7, 2002,

which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after January 7, 2002, there is more than an insubstantial increase in the risk that interest or original issue discount on the notes would not be deductible, in whole or in part, by us for U.S. federal income tax purposes.

          “Redemption amount” for each senior note means the product of the principal amount of the senior note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the principal amount of the senior note.

          “Treasury portfolio purchase price” means, for the purposes of tax event redemption, the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the Treasury portfolio described below for settlement on the tax event redemption date.

          The Treasury portfolio in connection with a tax event redemption will consist of a portfolio of zero-coupon U.S. Treasury securities consisting of:

•	principal or interest strips of U.S. Treasury securities that mature on or prior to February 15, 2007 in an aggregate amount equal to the principal amount of the senior notes outstanding on the tax redemption date and

•	with respect to each scheduled interest payment date on the senior notes that occurs after the tax redemption date, principal or interest strips of such U.S. Treasury securities that mature prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on the tax redemption date if the interest rate of the senior notes were not reset.

          “Quotation agent” means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

          Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the senior notes. In the event any senior notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the senior notes to be redeemed.

Book-Entry and Settlement

          The Depository Trust Company will act as securities depositary for the senior notes. The senior notes initially will be represented by one or more global securities registered in the name of Cede & Co., the depositary’s nominee. Except under the limited circumstances described below, senior notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, senior notes in certificated form. The global securities may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

          The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in the senior notes so long as the senior notes are represented by global security certificates.

          Except as provided below, owners of beneficial interests in such global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing senior notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

          The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilities the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

          Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National

Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

          Although the depositary has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discounted at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

          As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all senior notes represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to in “— Certificated Senior Notes” below, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the senior notes represented by these certificates registered in their names, will not receive or be entitled to receive physical delivery of senior notes certificates in exchange for beneficial interests in global security certificates or any senior notes represented by these certificates for any purpose under the indenture.

          All principal or interest payments on the senior notes represented by the global security certificates and deliverables will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

          Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor any of our agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

          The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Certificated Senior Notes

          In the event that

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

•	the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at which time the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

•	subject to the procedures of the depository, we determine in our sole discretion that we will no longer have debt securities represented by global securities or permit the global security certificates to be exchangeable or an event of default under the indenture has occurred and is continuing, certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

          Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

          In the opinion of White & Case LLP, special tax counsel to us, the following statements summarizing the material U.S. federal income tax consequences of the ownership and disposition of senior notes acquired by you in the remarketing, to the extent that they constitute a description of the tax laws and regulations of the United States, are correct in all material respects and constitute the opinion of White & Case LLP regarding such matters. The following deals only with senior notes that are purchased in the remarketing and held as capital assets (generally, assets held for investment) and, except where explicitly addressing the material U.S. federal income tax consequences to holders other than U.S. persons (as defined below), pertains only to holders that are U.S. persons. The tax treatment of a holder may vary depending on such holder’s particular situation. This opinion does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker dealers, tax-exempt organizations, foreign taxpayers, regulated investment companies, persons holding senior notes as part of a straddle, hedge, conversion transaction or other integrated investment, former U.S. citizens that have expatriated, and U.S. persons whose functional currency is not the U.S. dollar. In addition, this opinion does not address any aspects of state, local, or foreign tax laws. This opinion is based on the U.S. Internal Revenue Code of 1986, as amended, (the “Code”), Treasury regulations promulgated thereunder, administrative pronouncements and rulings, and judicial decisions in effect as of the date of this remarketing prospectus supplement, which are subject to change or to differing interpretations, possibly on a retroactive basis.

          Certain aspects of the U.S. federal income tax treatment of the purchase, ownership and disposition of the senior notes have yet to be directly addressed by any statutory, administrative or judicial authority and, therefore, may be subject to differing interpretation. In addition, the tax consequences of the purchase, ownership and disposition of senior notes, including the tax consequences under state, local, foreign and other tax laws, will depend on your particular circumstances. Accordingly, you are urged to consult your own tax advisor as to the particular tax consequences to you of the purchase, ownership and disposition of senior notes, including the application and effect of U.S. federal, state, local and foreign tax laws to your particular circumstances.

          For purposes of this opinion, the term “U.S. person” means: (1) an individual who is a citizen or resident of the United States; (2) a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. The term “U.S. Holder” means a beneficial owner of a senior note who or which is a U.S. person.

          If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds senior notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A U.S. Holder of senior notes that is a partner of a partnership holding senior notes should consult its tax advisors with respect to the tax consequences of the purchase, ownership and disposition of senior notes.

Classification of the Senior Notes

          Because of the manner in which the interest rate on the senior notes is reset, we have treated and will continue to treat the senior notes for U.S. federal income tax purposes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments (the “contingent payment debt regulations”). However, the proper application of the contingent payment debt regulations to the senior notes following the remarketing is uncertain in a number of respects, and no assurance can be given that the IRS will not successfully assert that the senior notes should be treated differently than as described below. A different treatment of the senior notes could materially affect the timing and character of income, gain or loss with respect to an investment in the senior notes.

U.S. Holders

Accrual of Interest Based on Comparable Yield and Projected Payment Schedule

          Under the contingent payment debt regulations (subject to the discussion below), regardless of your method of accounting for U.S. federal income tax purposes, you will be required to accrue interest income with respect to the senior notes at the “comparable yield” of 7.04% that we determined at the time of the original issuance of the senior notes and take into account any differences between the actual payments you receive at the reset interest rate and the projected schedule of payments we constructed at the time of the original issuance of the senior notes, as more fully described below.

          The comparable yield for the senior notes is based on the yield at which we could have issued, at the time of issuance of the senior notes, a fixed rate debt instrument with no contingent payments, but with terms and conditions otherwise similar to those of the senior notes. Solely for the purposes of determining the amount of interest income that would accrue on the senior notes, at the time of issuance of the senior notes, we were required to construct a “projected payment schedule” in respect of the senior notes representing a series of payments the amount and timing of which would produce a yield to maturity on the senior notes equal to the comparable yield. A difference between the actual amount of a payment and the projected amount of a payment generally is taken into account as an adjustment to interest income.

          For U.S. federal income tax purposes, you will be required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule that we established at the time of the original issuance of the senior notes to determine interest accruals and adjustments in respect of a senior note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

          The amount of interest on a senior note that accrues in each accrual period is the product of the comparable yield on the senior note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the senior note. The daily portions of interest in respect of a senior note are determined by allocating to each day in an accrual period the ratable portion of interest on the senior note that accrues in the accrual period.

          The initial adjusted issue price of a senior note acquired by you in the remarketing will equal $           per $25 principal amount as of the remarketing date (the “initial adjusted issue price”). For any accrual period thereafter, the adjusted issue price will be (x) the sum of the initial adjusted issue price of the senior note and all interest previously accrued on such senior note starting from the remarketing date (disregarding any positive or negative adjustments described below, including the adjustments reflecting the actual reset rate and additional potential adjustments) minus (y) the total amount of the projected payments on the senior note for all previous accrual periods starting from the remarketing date.

          At the time of the issuance of the senior notes, we determined that the comparable yield was 7.04% and the projected payment schedule for the senior notes, per $25 principal amount, was $0.4908 for each quarterly payment date after November 16, 2004. We also determined that the projected payment for the senior notes, per $25 principal amount, at the maturity date was $25.4908 (which included the stated principal amount of the senior notes as well as the final projected interest payment). Based on the comparable yield of 7.04% and the initial adjusted issue price of $          per $25 principal amount, you will be required (regardless of your accounting method) to accrue interest as the sum of the daily portions of interest on a senior note for each day in the taxable year on which you hold the senior note, adjusted to reflect the actual reset rate, as discussed below.

Adjustments to Reflect the Actual Reset Rate

          Following the remarketing of the senior notes, the senior notes will be subject to special rules that are applicable to contingent payment debt instruments for which all of the contingent payments have become fixed at the same time. Under these rules, you must take into account positive or negative adjustments to the projected payment schedule in a reasonable manner over the period to which such adjustments relate. Further, you must allocate in a reasonable manner any difference between your purchase price for the senior notes and the adjusted issue price of the senior notes at the time you purchase such notes in the remarketing ($          ) to daily portions of original issue discount or projected payments over the remaining term of the senior notes. However, there is uncertainty regarding the manner in which these rules should apply to the senior notes after the remarketing, including whether the projected payment schedule should be modified and the method for determining the total amount and timing of the adjustments.

          Based upon the opinion of White & Case LLP, we intend to accrue interest on the senior notes using the original projected payment schedule created at the time of the issuance of the senior notes and take into account adjustments to reflect differences between the projected payments and the actual payments that are made on the senior notes as described further below. We intend to treat the difference of $          between each projected payment of $0.4908 and each actual payment of $          on the senior notes as a positive adjustment to the interest accrued during the quarterly accrual period preceding each such payment. Based upon the opinion of White & Case LLP, we believe that the application of the contingent payment debt regulations to the remarketing in this manner is a reasonable interpretation of the rules under the contingent payment debt regulations. You are not required to use the same method to account for the differences between the actual payments and the projected payment schedule so long as you take these positive adjustments into account as additional interest income in a reasonable manner over the periods to which such adjustments relate.

          Assuming that you report your income in a manner consistent with this position, the amount of income that you will recognize in respect of the senior notes will correspond to the economic accrual of income on the notes to you and the amount of income you would have recognized on an accrual basis if the senior notes were not subject to the contingent payment debt regulations. No assurance can be given that the IRS will agree with this application of the contingent payment debt regulations to the remarketing.

          Based on the reset rate of      %, actual payments on the senior notes per $25 principal amount will be $          for each quarterly payment date after November 16, 2004. Because these payments will differ from the projected quarterly payments of $0.4908, based upon the opinion of White & Case LLP, we will make positive adjustments to account for these differences, to interest accrued during the quarterly accrual period preceding each payment.

Adjusted Tax Basis of the Senior Notes; Additional Potential Adjustments

          Your initial adjusted tax basis in the senior notes acquired by you in the remarketing will equal the amount that you pay for the senior notes. Your adjusted tax basis in the senior notes for any accrual period following the remarketing will be (x) the sum of your initial adjusted tax basis in the senior notes and any interest previously accrued on such senior notes starting from the remarketing date (disregarding any positive or negative adjustments, other than those described immediately below) minus (y) the total amount of the projected payments on the senior notes for all previous accrual periods starting from the remarketing date.

          If your initial adjusted tax basis in a senior note acquired in the remarketing differs from the initial adjusted issue price in such senior note, you will be required to make additional negative or positive adjustments to interest accrued in each period. You will take into account any difference between your initial adjusted tax basis in the senior notes and the initial adjusted issue price of $           per $25 principal amount by reasonably allocating this difference to daily portions of interest or to projected payments over the remaining term of the senior notes. If your initial adjusted tax basis in a senior note is greater than its initial adjusted issue price, you will take the difference into account as a negative adjustment to interest on the date the daily portion accrues or the projected payment is made. If your initial adjusted tax basis in a senior note is less than its initial adjusted issue price, you will take the difference into account as a positive adjustment to interest on the date the daily portion accrues or the projected payment is made. The adjusted tax basis of a senior note will be decreased by any such negative adjustments and increased by any such positive adjustments. To the extent that a negative adjustment exceeds a positive adjustment, such excess is a net negative adjustment that is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code.

          Upon accruing interest income based upon the comparable yield of 7.04% and making positive and negative adjustments that reflect the actual reset rate and the possible difference between your initial adjusted tax basis in the senior note and its initial adjusted issue price of $                     per $25 principal amount, the amount of income that you will recognize in respect of the senior notes should correspond to the economic accrual of income on the notes to you and the amount of income you would have recognized if the senior notes were not subject to the contingent payment debt regulations.

Sale, Exchange or Other Disposition of Senior Notes

          Upon the disposition of a senior note, you will generally recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the note. Any such gain or loss recognized on a sale, exchange or other disposition of a senior note after February 16, 2005 will be treated as capital gain or loss and will be long-term capital gain or loss if you held the senior note for more than one year immediately prior to such sale, exchange or other disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any such gain recognized on a sale, exchange or other disposition of a senior note on or before February 16, 2005 will be treated as additional interest income and any loss generally will be treated as ordinary.

Tax Event Redemption of Senior Notes

          A tax event redemption of a senior note will be a taxable event for you that will be subject to tax in the manner described above under “Sale, Exchange or Other Disposition of Senior Notes.”

Non-U.S. Holders

          The following statements apply to you if you are a holder other than a U.S. Holder, as defined above (a “Non-U.S. Holder”). Special rules may apply to you if you are a “controlled foreign corporation,” “passive foreign investment company,” or are otherwise subject to special treatment under the Code. If you are or may be subject to these special rules, you should consult your own tax advisor to determine the particular U.S. federal, state and local and other tax consequences that would apply to you.

U.S. Federal Withholding Tax

          U.S. federal withholding tax should not apply to any payment of principal or interest (including original issue discount) on the senior notes provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the senior notes is described in section 881(c)(3)(A) of the Code; and

•	either (a) you timely provide your name and address on an IRS Form W-8BEN (or a suitable successor form) and certify, under penalties of perjury, that you are not a U.S. person or (b) a financial institution holding the senior notes on your behalf certifies, under penalties of perjury, that it has received an IRS Form W-8BEN (or a suitable successor form) from the beneficial owner and timely provides us with a copy.

          Special certification rules apply to holders that are pass-through entities rather than individuals.

          If you cannot satisfy the requirements described above, payments made to you will generally be subject to U.S. federal withholding tax at a 30% rate, unless you timely provide us with a properly executed: (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable income tax treaty; or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the senior notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as described below under “U.S. Federal Income Tax”). Alternative documentation may be applicable in certain situations.

U.S. Federal Income Tax

          If you are engaged in a trade or business in the United States (and, if an income tax treaty applies, if you maintain a permanent establishment within the United States) and interest (including original issue discount) on the senior notes is effectively connected with the conduct of that trade or business (and permanent establishment, in the case of a treaty), you will be subject to U.S. federal income tax (but not the withholding tax described above under “U.S. Federal Withholding Tax”), on the interest on a net income basis in the same manner as if you were a U.S. person holding senior notes. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate, if an income tax treaty applies) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States (and effectively connected with a permanent establishment, in the case of a treaty).

          Any gain realized on the disposition of a senior note will generally not be subject to U.S. federal income tax unless: (1) that gain or income is effectively connected with the conduct of a trade or business by you in the United States; or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

          If you are a U.S. Holder, information reporting requirements will generally apply to all payments we make to you and to the proceeds paid to you from a sale of senior notes, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report interest income in full.

          If you are a Non-U.S. Holder, we must report annually to the IRS and to you the amount of payments we make to you and the tax withheld with respect to such payments, regardless of whether withholding is required. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding regarding payments we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and we have received from you the statement described above under “Non-U.S. Holders — U.S. Federal Withholding Tax.” In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale of a senior note made within the United States or conducted through a U.S.-related intermediary, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. Holder, or you otherwise establish and exemption.

          Regardless of whether you are a U.S. Holder or a Non-U.S. Holder, any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

REMARKETING

          Under the terms and conditions contained in a remarketing agreement, dated as of January 14, 2002, as supplemented by a supplemental remarketing agreement, dated as of November      , 2004, each among us, JPMorgan Chase Bank, as purchase contract agent, and Merrill Lynch & Co., as remarketing agent, the remarketing agent has agreed to use its reasonable efforts to remarket the senior notes on November 10, 2004 at an aggregate price of approximately 100.5% of the sum of the treasury portfolio purchase price (as defined below) and the separate notes purchase price (as defined under “Use of Proceeds” above), if any. In connection with the remarketing, Merrill Lynch & Co., as reset agent, will attempt to reset the rate of interest payable on the senior notes so that the senior notes can be remarketed at that price. The “treasury portfolio purchase price” is the price paid to purchase a portfolio of zero-coupon Treasury securities consisting of:

•	interest or principal strips of U.S. Treasury securities that mature prior to February 16, 2005 in an aggregate principal amount equal to the aggregate principal amount of the senior notes included in Income PACS, and

•	with respect to the scheduled interest payment date on the senior notes that occurs on February 16, 2005, interest or principal strips of U.S. Treasury securities that mature prior to February 16, 2005 in an aggregate amount equal to the aggregate interest payment that would be due on that date on the aggregate principal amount of the senior notes included in Income PACS if the interest rate on the senior notes were not reset on the senior notes.

          In connection with the remarketing, Merrill Lynch & Co., as reset agent, has reset the rate of interest payable on the senior notes to equal      %, which will be effective upon the closing of the remarketing on November 16, 2004.

          In this remarketing, we may submit an order to purchase a portion of the senior notes not to exceed the lesser of approximately $200 million in aggregate principal amount of the senior notes and an amount representing all but $50 million in aggregate principal amount of the senior notes available to be remarketed. If our order is accepted, we will retire all the senior notes we purchase.

          The remarketing agreement provides that the remarketing is subject to customary conditions precedent, including the delivery of legal opinions and accountants’ comfort letters. The net proceeds of the remarketing of senior notes comprising a part of Income PACS will be used to purchase the Treasury portfolio described above, which will be pledged to secure the obligations of holders of Income PACS to purchase shares of our common stock under the purchase contracts.

          Pursuant to the remarketing agreement, the remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the sum of the treasury portfolio purchase price and the separate notes purchase price, if any. Neither we nor the holders of senior notes participating in this remarketing will otherwise be responsible for any remarketing fee or commission in connection with this remarketing.

          The senior notes have no established trading market. The remarketing agent has advised us that it intends to make a market in the senior notes, but it has no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the senior notes.

          We may offer, in our sole discretion, to repurchase a portion of the senior notes outstanding after this remarketing or offer to exchange some or all of the senior notes for new securities. Any repurchase or exchange offer that we commence could take the form of a public or private repurchase or exchange offer, could be a partial repurchase or exchange offer and, if a private repurchase or exchange offer, may not be made to all holders of the senior notes. We have no agreement or other commitment to make any repurchase or exchange, and there is no certainty as to whether or when a repurchase or an exchange might occur.

          In order to facilitate the remarketing of the senior notes, the remarketing agent may engage in transactions that stabilize, maintain, or otherwise affect the price of the senior notes. These transactions consist of bids or purchases for the purpose of pegging, fixing, or maintaining the price of the senior notes. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agent make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, we and the remarketing agent make no representation that the remarketing agent will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

          We have agreed to indemnify the remarketing agent against or to contribute to payments that the remarketing agent may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

          The remarketing agent has in the past provided, and may in the future provide, investment banking and underwriter services to us and our affiliates for which it has received, or will receive, customary compensation.

LEGAL MATTERS

          Certain legal matters with respect to the remarketing of the senior notes will be passed on for us by Gibson, Dunn & Crutcher LLP and for the remarketing agent by Davis Polk & Wardwell, New York, New York. Certain U.S. federal income taxation matters will be passed upon for us by White & Case LLP, Washington, D.C.

EXPERTS

          The consolidated financial statements and schedule of The Williams Companies, Inc. appearing in its current report on Form 8-K dated June 1, 2004 and filed with the Securities and Exchange Commission on September 16, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements and schedule are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Approximately 98% of our year-end 2003 U.S. proved reserves estimates included in our annual report on Form 10-K for the year ended December 31, 2003, as amended, which is incorporated by reference into this remarketing prospectus supplement, were either audited by Netherland, Sewell & Associates, Inc. or, in the case of reserves estimates related to properties underlying the Williams Coal Seam Gas Royalty Trust, were prepared by Miller and Lents, LTD.

WHERE YOU CAN FIND MORE INFORMATION

          We file reports and other information with the Securities and Exchange Commission, which we refer to in this remarketing prospectus supplement as the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s web site at http://www.sec.gov. You may also inspect our SEC reports on our web site at http://www.williams.com. We do not intend for information in our web site to be part of this remarketing prospectus supplement.

          We are incorporating by reference into this remarketing prospectus supplement information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this remarketing prospectus supplement, unless we update or supersede that information by the information contained in this remarketing prospectus supplement or the information we file subsequently that is incorporated by reference into this remarketing prospectus supplement. We are incorporating by reference the following documents that we have filed with the SEC:

1. annual report on Form 10-K for the fiscal year ended December 31, 2003, as amended by Form 10-K/ A;

2. quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004, as amended by Form 10-Q/ A;

3. quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2004, as amended by Form 10-Q/ A;

4. quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004; and

5. current reports on Form 8-K filed March 31, 2004, May 27, 2004, September 16, 2004 (two filed on this date), September 17, 2004, September 20, 2004, September 21, 2004, September 29, 2004, October 19, 2004, and November 4, 2004 (Item 5.02 only).

          We also incorporate by reference each of the documents that we file with the SEC (excluding those filings made under Items 2.02 or 7.01 of Form 8-K (or any predecessor item)) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this remarketing prospectus supplement until the completion of the offering. The file number for the documents we file, or have filed, under the Securities Exchange Act of 1934 is 001-04174.

          You may request a copy of any of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by telephoning or writing us at the address set forth below.

The Williams Companies, Inc.

Investor Relations
One Williams Center
Tulsa, Oklahoma 74172
Telephone Number: (918) 573-2000

PROSPECTUS

The Williams Companies, Inc.

$3,000,000,000

DEBT SECURITIES,
PREFERRED STOCK,
COMMON STOCK,
WARRANTS,
PURCHASE CONTRACTS AND
UNITS

        We will provide the specific terms of each series or issue of securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

The date of this prospectus is June 26, 2002

      References in this prospectus to “Williams,” “we,” “us” or “our” refer to The Williams Companies, Inc.

FORWARD-LOOKING STATEMENTS

      Certain matters discussed in this prospectus, excluding historical information, include forward-looking statements — statements that discuss our expected future results based on current and pending business operations. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

      Forward-looking statements can be identified by words such as “anticipates,” “believes,” “expects,” “planned,” “scheduled” or similar expressions. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that could cause future results to be materially different from the results stated or implied in this prospectus. Additional information about issues that could lead to material changes in performance is contained in our Annual Report on Form 10-K/A for the year ended December 31, 2001 which is incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 233 Broadway, New York, New York 10005. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

      The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. The reports, proxy and information statements and other information about us can be downloaded from the SEC’s website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      You should rely only on the information incorporated by reference or provided in this prospectus and its supplement(s). We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

•	our annual report on Form 10-K for the year ended December 31, 2001;

•	our annual report on Form 10-K/A for the year ended December 31, 2001;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2002;

•	our current reports on Form 8-K filed January 4, 2002, January 23, 2002, January 30, 2002, February 5, 2001, February 19, 2002, March 7, 2002 (two filed on this date), March 8, 2002, March 13, 2002 (two filed on this date), March 20, 2002, March 27, 2002, March 28, 2002 (two filed on this date), April 1, 2002, April 15, 2002, April 25, 2002, April 26, 2002, May 3, 2002, May 22, 2002 (two filed on this date), May 28, 2002 (two filed on this date), June 6, 2002 and June 12, 2002;

•	our current report on Form 8-K/ A filed March 20, 2002; and

•	our definitive proxy statement on Schedule 14A filed March 29, 2002.

      You may request a copy of these filings, at no cost, by writing or calling us at the following address:

The Williams Companies, Inc.

One Williams Center
Tulsa, Oklahoma 74172
Attention: Corporate Secretary
Telephone: (918) 573-2000

      You should rely only on the information incorporated by reference or provided in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information in this document is current as of any date other than the date on the front page of this prospectus.

THE WILLIAMS COMPANIES, INC.

      Williams, through Williams Energy Marketing & Trading Company, Williams Gas Pipeline Company, LLC and Williams Energy Services, LLC, and their respective subsidiaries, engages in the following types of energy-related activities:

•	price risk management services and the purchase and sale, and arranging of transportation or transmission, of energy and energy-related commodities including natural gas and gas liquids, crude oil and refined products and electricity;

•	transportation and storage of natural gas and related activities through the operating and ownership of four wholly-owned interstate natural gas pipelines, several pipeline joint ventures and a wholly-owned liquefied natural gas terminal;

•	exploration, production and marketing of oil and gas through ownership of 3.2 trillion cubic feet equivalent of proved natural gas reserves primarily located in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States;

•	direct investments in international energy projects located primarily in South America and Lithuania, investments in energy and infrastructure development funds in Asia and South America and soda ash mining operations in Colorado;

•	natural gas gathering, treating and processing activities through ownership and operation of approximately 11,200 miles of gathering lines, 10 natural gas treating plants and 18 natural gas processing plants (three of which are partially owned) located in the United States and Canada;

•	natural gas liquids transportation through ownership and operation of approximately 14,300 miles of natural gas liquids pipeline (4,770 miles of which are partially owned);

•	through a majority-owned subsidiary, transportation of petroleum products and related terminal services through ownership or operation of approximately 6,747 miles of petroleum products pipeline and 39 petroleum products terminals;

•	light hydrocarbon/olefin transportation through 300 miles of pipeline in southern Louisiana;

•	ethylene production through a 5/12 interest in a 1.3 billion pounds per year facility in Geismar, Louisiana;

•	production and marketing of ethanol and bio-products through operation and ownership of two ethanol plants (one of which is partially owned) and ownership of minority interests of investments in four other plants;

•	refining of petroleum products through operation and ownership of two refineries;

•	retail marketing through 61 travel centers;

•	through a majority-owned subsidiary, petroleum products terminal services through the ownership and operation of five marine terminals and 25 inland terminals that form a distribution network for gasoline and other refined petroleum products throughout the southeastern United States; and

•	through a majority-owned subsidiary, ammonia transportation and terminal services through ownership and operation of an ammonia pipeline and terminal system that extends for approximately 1,100 miles from Texas and Oklahoma to Minnesota.

      Williams was incorporated under the laws of the State of Nevada in 1949 and was reincorporated under the laws of the State of Delaware in 1987. Williams maintains its principal executive offices at One Williams Center, Tulsa, Oklahoma 74172, telephone (918) 573-2000.

USE OF PROCEEDS

      Unless otherwise indicated in the applicable prospectus supplement, Williams will use the net proceeds from the sale of the securities for general corporate purposes, including repayment of outstanding debt. Williams anticipates that it will raise additional funds from time to time through debt financings, including borrowings under its bank credit agreements.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDEND REQUIREMENTS

      The following table presents our consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods shown.

Quarter Ended March 31,	Year Ended December 31,

2002	2001	2000	1999	1998	1997

1.96	2.66	3.02	1.84	1.64	2.37

      For purposes of computing these ratios, earnings means income (loss) from continuing operations before:

•	income taxes;

•	extraordinary gain (loss);

•	minority interest in income (loss) and preferred returns of consolidated subsidiaries;

•	interest expense, net of interest capitalized;

•	interest expense of 50-percent-owned companies;

•	that portion of rental expense that we believe to represent an interest factor;

•	pretax effect of dividends on preferred stock of Williams;

•	adjustment to equity earnings to exclude equity investments with losses; and

•	adjustment to equity earnings to reflect actual distributions from equity investments.

      Fixed charges means the sum of the following:

•	interest expense;

•	that portion of rental expense that we believe to represent an interest factor;

•	pretax effect of dividends on preferred stock of Williams;

•	pretax effect of dividends on preferred stock and other preferred returns of consolidated subsidiaries; and

•	interest expense of 50-percent-owned companies.

DESCRIPTION OF DEBT SECURITIES

      The debt securities will constitute either senior or subordinated debt of Williams. Williams will issue debt securities that will be senior debt under the senior debt indenture between Williams and Bank One Trust Company, National Association, as trustee. Williams will issue debt securities that will be subordinated debt under the subordinated debt indenture between Williams and Bank One Trust Company, National Association, as trustee. This prospectus refers to the senior debt indenture and the subordinated debt indenture individually as the indenture and collectively as the indentures. This prospectus refers to Bank One Trust Company, National Association, as the trustee. Williams has filed the forms of the indentures as exhibits to the registration statement.

      The following summaries of certain provisions of the indentures and the debt securities are not complete and these summaries are subject to the detailed provisions of the applicable indenture. for a full description of these provisions, including the definitions of certain terms used in this Prospectus, and for other information regarding the debt securities, see the indentures. Wherever this prospectus refers to particular sections or defined terms of the applicable indenture, these sections or defined terms are incorporated by reference in this prospectus as part of the statement made, and the statement is qualified in its entirety by such reference. The indentures are substantially identical, except for the provisions relating to subordination and Williams’ limitation on liens. See “— Subordinated Debt” and “— Covenants of Williams.” Neither indenture contains any covenant or provision which affords debt holders protection in the event of a highly leveraged transaction.

Definitions

      Some of the terms in Article One of the senior debt indenture are summarized as follows:

      “Consolidated Funded Indebtedness” means the aggregate of all outstanding Funded Indebtedness of Williams and its consolidated Subsidiaries determined on a consolidated basis in accordance with accounting principles generally accepted in the United States.

      “Consolidated Net Tangible Assets” means the total assets appearing on a consolidated balance sheet of Williams and its consolidated subsidiaries less, in general:

•	intangible assets;

•	current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains, and deferred income;

•	reserves;

•	advances to finance oil or natural gas exploration and development to the extent that the indebtedness related thereto is excluded from Funded Indebtedness;

•	an amount equal to the amount excluded from Funded Indebtedness representing “production payment” financing of oil or natural gas exploration and development; and

•	minority stockholder interests.

      “Funded Indebtedness” means any indebtedness which matures more than one year after the date the amount of Funded Indebtedness is being determined, less any such indebtedness as will be retired by any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund, or otherwise. Funded Indebtedness does not, however, include indebtedness of Williams or any of its subsidiaries incurred to finance outstanding advances to others to finance oil or natural gas exploration and development, to the extent that the latter are not in default in their obligations to Williams or such subsidiary. Funded Indebtedness also does not include indebtedness of Williams or any of its subsidiaries incurred to finance oil or natural gas exploration and development through what is commonly referred to as a “production payment” to the extent that Williams or any of its subsidiaries have not guaranteed the repayment of the production payment.

      You should note that the term “subsidiary,” as used in this section describing the debt securities, refers only to a corporation in which Williams, or another subsidiary or subsidiaries of Williams, owns at least a majority of the outstanding securities which have voting power.

General Terms of the Debt Securities

      Neither of the indentures limits the amount of debt securities, debentures, notes, or other evidences of indebtedness that Williams or any of its subsidiaries may issue. The debt securities will be unsecured senior or subordinated obligations of Williams. Williams’ subsidiaries own all of the operating assets of Williams and its subsidiaries. Therefore, Williams’ rights and the rights of Williams’ creditors, including holders of debt securities, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that Williams may itself be a creditor with recognized claims against the subsidiary. The ability of Williams to pay principal of and interest on the debt securities is, to a large extent, dependent upon dividends or other payments from its subsidiaries.

Terms You Will Find in the Prospectus Supplement

      The prospectus supplement will provide information relating to the debt securities and the following terms of the debt securities, to the extent such terms are applicable to the debt securities described in a particular prospectus supplement:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the specific designation, aggregate principal amount, purchase price, and denomination of such debt securities;

•	currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable;

•	maturity date;

•	interest rate or rates, if any, or the method by which the rate will be determined;

•	the dates on which any interest will be payable;

•	the place or places where the principal of and interest, if any, on the debt securities will be payable;

•	any redemption or sinking fund provisions;

•	whether the debt securities will be issuable in registered or bearer form or both and, if debt securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale, and delivery of debt securities in bearer form;

•	whether Williams will issue the debt securities by themselves or as part of a unit together with other securities;

•	any applicable United States federal income tax consequences, including whether and under what circumstances Williams will pay additional amounts on debt securities held by a person who is not a U.S. person, as defined in the prospectus supplement, in respect of any tax, assessment, or governmental charge withheld or deducted, and if so, whether Williams will have the option to redeem such debt securities rather than pay such additional amounts; and

•	any other specific terms of the debt securities, including any additional events of default or covenants with respect to such debt securities.

      Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities and the prospectus supplement. Holders of registered debt securities may present debt securities for transfer in the manner, at the places, and subject to the restrictions set forth in the debt securities and the prospectus supplement. Williams will provide these services without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable indenture. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

Interest Rate

      Debt securities that bear interest will do so at a fixed rate or a floating rate. Williams will sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate.

      The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to:

•	any discounted debt securities; or

•	certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.

Registered Global Securities

      Williams may issue registered debt securities of a series in the form of one or more fully registered global securities. Williams will deposit the registered global security with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series. Williams will then issue one or more registered global securities in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

      The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement concerning any portion of the debt securities to be represented by a registered global security. Williams anticipates that the following provisions will apply to all depositary arrangements.

      Upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depositary. These persons are referred to as “participants.” Any underwriters or agents participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depositary for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

      So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	may not have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

•	will not be considered the owners or holders of debt securities represented by a registered global security under the applicable indenture.

Payment of Interest on and Principal of Registered Global Securities

      Williams will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the registered global security. None of Williams, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security; or

•	maintaining, supervising, or reviewing any records relating to beneficial ownership interests.

      Williams expects that the depositary, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depositary’s records. Williams also expects that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in “street name.” Williams also expects that this payout will be the responsibility of participants.

Exchange of Registered Global Securities

      Williams will issue debt securities in definitive form in exchange for the registered global security if:

•	the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary; and

•	Williams does not appoint a successor depositary within ninety days.

      In addition, Williams may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, Williams will issue debt securities of a series in definitive form in exchange for all of the registered global security or securities representing these debt securities.

Senior Debt

      Williams will issue under the senior debt indenture the debt securities and any coupons that will constitute part of the senior debt of Williams. These senior debt securities will rank equally and ratably with all other unsecured and unsubordinated debt of Williams.

Subordinated Debt

      Williams will issue under the subordinated debt indenture the debt securities and any coupons that will constitute part of the subordinated debt of Williams. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all “senior indebtedness” of Williams. The subordinated debt indenture defines “senior indebtedness” as obligations of, or guaranteed or assumed by, Williams for borrowed money or evidenced by bonds, debentures, notes, or other similar instruments, and amendments, renewals, extensions, modifications, and refundings of any such indebtedness or obligation. “Senior indebtedness” does not include nonrecourse obligations, the subordinated debt securities, or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness. See subordinated debt indenture, section 1.1.

      In general, the holders of all senior indebtedness are entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, or other similar proceedings which concern Williams or a substantial part of its property;

•	a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. This type of an event of default must have continued beyond the period of grace, if any, provided for this type of an event of default under the senior indebtedness, and this type of an event of default shall not have been cured or waived or shall not have ceased to exist; or

•	the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default contained in the subordinated debt indenture. This declaration must not have been rescinded and annulled as provided in the subordinated debt indenture.

      If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Covenants of Williams

      Liens. The senior debt indenture refers to any instrument securing indebtedness, such as a mortgage, pledge, lien, security interest, or encumbrance on any property of Williams, as a “mortgage.” The senior debt indenture further provides that, subject to certain exceptions, Williams will not, nor will it permit any subsidiary to, issue, assume, or guarantee any indebtedness secured by a mortgage unless Williams provides equal and proportionate security for the senior debt securities Williams issues under the senior debt indenture. Among these exceptions are:

•	certain purchase money mortgages;

•	certain preexisting mortgages on any property acquired or constructed by Williams or a subsidiary;

•	certain mortgages created within one year after completion of such acquisition or construction;

•	certain mortgages created on any contract for the sale of products or services related to the operation or use of any property acquired or constructed within one year after completion of such acquisition or construction;

•	mortgages on property of a subsidiary existing at the time it became a subsidiary of Williams; and

•	mortgages, other than as specifically excepted, in an aggregate amount which, at the time of, and after giving effect to, the incurrence does not exceed five percent of Consolidated Net Tangible Assets. See the senior debt indenture, section 3.6.

      Consolidation, Merger, Conveyance of Assets. Each indenture provides, in general, that Williams will not consolidate with or merge into any other entity or convey, transfer, or lease its properties and assets substantially as an entirety to any person unless:

•	the corporation, limited liability company, limited partnership, joint stock company, or trust formed by such consolidation or into which Williams is merged or the person which acquires such assets expressly assumes Williams’ obligations under the applicable indenture and the debt securities issued under this indenture; and

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing. See section 9.1 of the indentures.

      Event Risk. Except for the limitations on liens described above, neither indenture nor the debt securities contains any covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction involving Williams.

Event of Default

      In general, each indenture defines an event of default with respect to debt securities of any series issued under the indenture as being:

(a) default in payment of any principal of the debt securities of such series, either at maturity, upon any redemption, by declaration, or otherwise;

(b) default for 30 days in payment of any interest on any debt securities of such series unless otherwise provided;

(c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the debt securities of that series or that indenture other than:

•	default in or breach of a covenant which is dealt with otherwise below, or

•	if certain conditions are met, if the events of default described in this clause (c) are the result of changes in generally accepted accounting principles; or

(d) certain events of bankruptcy, insolvency, or reorganization of Williams. See section 5.1 of the indentures.

      In general, each indenture provides that if an event of default described in clauses (a), (b), or (c) above occurs and does not affect all series of debt securities then outstanding, the trustee or the holders of debt securities of the relevant series may then declare the following amounts to be due and payable immediately:

•	the entire principal of all debt securities of each series affected by the event of default; and

•	the interest accrued on such principal.

      Such a declaration by the holders requires the approval of at least 25 percent in principal amount of the debt securities of each series issued under the applicable indenture and then outstanding, treated as one class, which are affected by the event of default.

      Each indenture also generally provides that if a default described in clause (c) above which is applicable to all series of debt securities then outstanding or certain events of bankruptcy, insolvency, and reorganization of Williams occur and are continuing, the trustee or the holders of debt securities may declare the entire principal of all such debt securities and interest accrued thereon to be due and payable immediately. This declaration by the holders requires the approval of at least 25 percent in principal amount of all debt securities issued under the applicable indenture and then outstanding, treated as one class. Upon certain conditions, the holders of a majority in aggregate principal amount of the debt securities of all such affected series then outstanding may annul such declarations and waive the past defaults. However, the majority holders may not annul or waive a continuing default in payment of principal of, premium, if any, or interest on such debt securities. See sections 5.1 and 5.10 of the indentures.

      Each indenture provides that the holders of debt securities issued under that indenture, treated as one class, will indemnify the trustee before the trustee exercises any of its rights or powers under the indenture. This indemnification is subject to the trustee’s duty to act with the required standard of care during a default. See section 6.2 of the indentures. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected, treated as one class, issued under the applicable indenture may direct the time, method, and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred on the trustee.

      This right of the holders of debt securities is, however, subject to the provisions in each indenture providing for the indemnification of the trustee and other specified limitations. See section 5.9 of the indentures.

      In general, each indenture provides that holders of debt securities issued under that indenture may only institute an action against Williams under the indenture if the following four conditions are fulfilled:

•	the holder previously has given to the trustee written notice of default and the default continues;

•	the holders of at least 25 percent in principal amount of the debt securities of each affected series (treated as one class) issued under the applicable indenture and then outstanding have requested the trustee to institute such action and have offered the trustee reasonable indemnity;

•	the trustee has not instituted such action within 60 days of receipt of such request; and

•	the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series (treated as one class) issued under the applicable indenture and then outstanding. See sections 5.6, 5.7, and 5.9 of the indentures.

      The above four conditions do not apply to actions by holders of the debt securities under the applicable indenture against Williams for payment of principal or interest on or after the due date provided. Each indenture contains a covenant that Williams will file annually with the trustee a certificate of no default or a certificate specifying any default that exists. See section 3.5 of the indentures.

Discharge, Defeasance, and Covenant Defeasance

      Williams can discharge or defease its obligations under each indenture as set forth below. See section 10.1 of the indentures.

      Under terms satisfactory to the trustee, Williams may discharge certain obligations to holders of any series of debt securities issued under the applicable indenture which have not already been delivered to the trustee for cancellation. These debt securities must also:

•	have become due and payable;

•	be due and payable by their terms within one year; or

•	be scheduled for redemption by their terms within one year.

      Williams may redeem any series of debt securities by irrevocably depositing an amount certified to be sufficient to pay, at maturity or upon redemption, the principal of and interest on such debt securities. Williams may make such deposit in cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as defined in the applicable indenture.

      Williams may also, upon satisfaction of the conditions listed below, discharge certain obligations to holders of any series of debt securities issued under such indenture at any time (“Defeasance”). Under terms satisfactory to the trustee, Williams may be released with respect to any outstanding series of debt securities issued under the relevant indenture from the obligations imposed by sections 3.6 and 9.1, in the case of the senior debt indenture, and section 9.1, in the case of the subordinated debt indenture. These sections contain the covenants described above limiting liens and consolidations, mergers and conveyances of assets. Also, under terms satisfactory to the trustee, Williams may avoid compliance with these sections without creating an event of default (“Covenant Defeasance”). Defeasance or Covenant Defeasance may be effected only if, among other things:

•	Williams irrevocably deposits with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations as trust funds in an amount certified to be sufficient to pay at maturity or upon redemption the principal of and interest on all outstanding debt securities of the series issued under the applicable indenture;

•	Williams delivers to the trustee an opinion of counsel to the effect that the holders of the series of debt securities will not recognize income, gain, or loss for United States federal income tax purposes as a result of such Defeasance or Covenant Defeasance. Such opinion must further state that these holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if Defeasance or Covenant Defeasance had not occurred.

In the case of a Defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the applicable indenture, since this result would not occur under current tax law;

•	in the case of the subordinated debt indenture, no event or condition shall exist that, pursuant to certain provisions described under “— Subordinated Debt” above, would prevent Williams from making payments of principal of or interest on the subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date; and

•	in the case of the subordinated indenture, Williams delivers to the trustee for the subordinated debt indenture an opinion of counsel to the effect that:

(a) the trust funds will not be subject to any rights of holders of senior indebtedness; and

(b) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally.

      If a court were to rule under any such law in any case or proceeding that the trust funds remained property of Williams, counsel must give its opinion only with respect to:

(a) the trustee’s valid and perfected security interest in these trust funds;

(b) adequate protection of holders of the subordinated debt securities interests in these funds; and

(c) no prior rights of holders of senior debt securities in property or interests granted to the trustee or holders of the subordinated debt securities in exchange for or with respect to these trust funds.

Modification of the Indentures

      Each indenture provides that Williams and the trustee may enter into supplemental indentures, which conform to the provisions of the Trust Indenture Act of 1939, without the consent of the holders to, in general:

•	secure any debt securities;

•	evidence the assumption by a successor person of the obligations of Williams;

•	add further covenants for the protection of the holders;

•	cure any ambiguity or correct any inconsistency in that indenture, so long as the action will not adversely effect the interests of the holders;

•	establish the form or terms of debt securities of any series; and

•	evidence the acceptance of appointment by a successor trustee. See section 8.1 of the indentures.

      Each indenture also permits Williams and the trustee to:

•	add any provisions to that indenture;

•	change in any manner that indenture;

•	eliminate any of the provisions of that indenture; and

•	modify in any way the rights of the holders of debt securities of each series affected.

      All of the above actions require the consent of the holders of at least a majority in principal amount of debt securities of each series issued under that indenture then outstanding and affected. These holders will vote as one class to approve such changes.

      Such changes must, however, conform to the Trust Indenture Act of 1939 and Williams and the trustee may not, without the consent of each holder of outstanding debt securities affected thereby:

•	extend the final maturity of the principal of any debt securities;

•	reduce the principal amount of any debt securities;

•	reduce the rate or extend the time of payment of interest on any debt securities;

•	reduce any amount payable on redemption of any debt securities;

•	change the currency in which the principal, including any amount in respect of original issue discount, or interest on any debt securities is payable;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•	alter certain provisions of the indenture relating to debt securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court;

•	impair the right to institute suit for the enforcement of any payment on any debt securities when due; or

•	reduce the percentage in principal amount of debt securities of any series issued under the applicable indenture, the consent of the holders of which is required for any such modification. See section 8.2 of the indentures.

      The subordinated debt indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of senior indebtedness then outstanding that would be adversely affected by such an amendment. See the subordinated debt indenture, section 8.6.

Conversion Rights

      The prospectus supplement will provide if a series of securities is convertible into our common stock and the initial conversion price per share at which the securities may be converted. Unless we specify other conversion provisions in the prospectus supplement, the following provisions will be applicable to our convertible securities.

      If we have not redeemed a convertible security, the holder of the convertible security may convert the security, or any portion of the principal amount in integral multiples of $1,000, at the conversion price in effect at the time of conversion, into shares of Williams’ common stock. Conversion rights expire at the close of business on the date specified in the prospectus supplement for a series of convertible securities. Conversion rights expire at the close of business on the redemption date in the case of any convertible securities that we call for redemption.

      In order to exercise the conversion privilege, the holder of the convertible security must surrender to us, at any office or agency maintained for that purpose, the security with a written notice of the election to convert the security, and, if the holder is converting less than the entire principal amount of the security, the amount of security to be converted. In addition, if the convertible security is converted during the period between a record date for the payment of interest and the related interest payment date, the person entitled to convert the security must pay us an amount equal to the interest payable on the principal amount being converted.

      We will not pay any interest on converted securities on any interest payment date after the date of conversion except for those securities surrendered during the period between a record date for the payment of interest and the related interest payment date.

      Convertible securities shall be deemed to have been converted immediately prior to the close of business on the day of surrender of the security. We will not issue any fractional shares of stock upon conversion, but we will make an adjustment in cash based on the market price at the close of business on the date of conversion.

      The conversion price will be subject to adjustment in the event of:

•	payment of stock dividends or other distributions of our common stock;

•	issuance of rights or warrants to all our stockholders entitling them to subscribe for or purchase our stock at a price less than the market price of our common stock;

•	the subdivision of our common stock into a greater or lesser number of shares of stock;

•	the distribution to all stockholders of evidences of our indebtedness or assets, excluding stock dividends or other distributions and rights or warrants; or

•	the reclassification of our common stock into other securities.

      We may also decrease the conversion price as we consider necessary so that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of our common stock.

      We will pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of common stock on conversion of the securities. We are not required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in a name other than that of the holder of the security to be converted and no issue and delivery shall be made unless and until the person requesting the issue has paid the amount of any such tax or established to our satisfaction that such tax has been paid.

      After the occurrence of:

•	consolidation with or merger of Williams into any other corporation,

•	any merger of another corporation into Williams, or

•	any sale or transfer of substantially all of the assets of Williams,

which results in any reclassification, change or conversion of our common stock, the holders of any convertible securities will be entitled to receive on conversion the kind and amount of shares of common stock or other securities, cash or other property receivable upon such event by a holder of our common stock immediately prior to the occurrence of the event.

Concerning the Trustee

      The trustee is one of a number of banks with which Williams and its subsidiaries maintain ordinary banking relationships and with which Williams and its subsidiaries maintain credit facilities.

Limitations on Issuance of Bearer Debt Securities

      Debt securities in bearer form are subject to special U.S. tax requirements and may not be offered, sold, or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Investors should consult the prospectus supplement in the event that bearer debt securities are issued for special procedures and restrictions that will apply to such an offering.

DESCRIPTION OF PREFERRED STOCK

      Under Williams’ certificate of incorporation, as amended, Williams is authorized to issue up to 30,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. At March 31, 2002, 1,466,667 shares of preferred stock were outstanding outside of our consolidated group. See “Outstanding Preferred Stock” below. The following description of preferred stock sets forth certain general terms and provisions of the series of preferred stock to which any prospectus supplement may relate. The prospectus supplement relating to a particular series of preferred stock will describe certain other terms of such series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the related prospectus supplement are not complete and are qualified in their entirety by reference to the certificate of incorporation and to the certificate of designation relating to that series of preferred stock.

      The rights of the holders of each series of preferred stock will be subordinate to those of Williams’ general creditors.

General Terms of the Preferred Stock

      The certificate of incorporation will set forth the designations, preferences, and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions of the preferred stock of each series. To the extent the certificate of incorporation does not set forth the rights and limitations, they will be fixed by the certificate of designation relating to the series. A prospectus supplement relating to each series will specify the terms of the preferred stock as follows:

•	the distinctive designation of the series and the number of shares which shall constitute the series;

•	the rate of dividends, if any, payable on shares of the series, the date, if any, from which the dividends shall accrue, the conditions upon which and the date when the dividends shall be payable, and whether the dividends shall be cumulative or noncumulative;

•	the amounts which the holders of the preferred stock of the series shall be entitled to be paid in the event of a voluntary or involuntary liquidation, dissolution, or winding up of Williams; and

•	whether or not the preferred stock of the series shall be redeemable and at what times and under what conditions and the amount or amounts payable thereon in the event of redemption.

      The prospectus supplement may, in a manner not inconsistent with the provisions of the certificate of incorporation:

•	limit the number of shares of the series that may be issued;

•	provide for a sinking fund for the purchase or redemption or a purchase fund for the purchase of shares of the series, set forth the terms and provisions governing the operation of any fund, and establish the status as to reissue of shares of preferred stock purchased or otherwise reacquired or redeemed or retired through the operation of the sinking or purchase fund;

•	grant voting rights to the holder of shares of the series, in addition to and not inconsistent with those granted by the certificate of incorporation to the holders of preferred stock;

•	impose conditions or restrictions upon the creation of indebtedness of Williams or upon the issue of additional preferred stock or other capital stock ranking equally with or prior to the preferred stock or capital stock as to dividends or distribution of assets on liquidation;

•	impose conditions or restrictions upon the payment of dividends upon, the making of other distributions to, or the acquisition of junior stock;

•	grant to the holders of the preferred stock of the series the right to convert the preferred stock into shares of another series or class of capital stock; and

•	grant other special rights to the holders of shares of the series as the board of directors may determine and as shall not be inconsistent with the provisions of the certificate of incorporation.

Dividends

      Holders of the preferred stock of any series shall be entitled to receive, when and as declared by the board of directors, preferential dividends in cash at the annual rate, if any, fixed for the series. Their entitlement will be subject to any limitations specified in the certificate of designation providing for the issuance of a particular series of preferred stock. The certificate of designation providing for the issuance of preferred stock of the series may specify the date on which the preferential dividends are payable. The preferential dividends shall further be payable to stockholders of record on a date which precedes each dividend payment date which the board of directors has fixed in advance of each particular dividend.

      Each share of preferred stock shall rank on a parity with each other share of preferred stock, irrespective of series, with respect to preferential dividends accrued on the shares of the series. Williams will not declare or pay any dividend nor will it set apart a dividend for payment for the preferred stock of any series unless at the same time Williams declares, pays, or sets apart a dividend in like proportion to the dividends accrued upon the preferred stock of each other series. This does not, however, prevent Williams from authorizing or issuing one or more series of preferred stock bearing dividends subject to contingencies as to the existence or amount of earnings of Williams during one or more fiscal periods, or as to other events, to which dividends on other series of preferred stock are not subject.

      So long as any shares of preferred stock remain outstanding, Williams will not, unless all dividends accrued on outstanding shares of preferred stock for all past dividend periods shall have been paid, or declared and a sum sufficient for the payment of the dividends set apart:

•	pay or declare any dividends whatsoever, whether in cash, stock, or otherwise;

•	make any distribution on any class of junior stock; or

•	purchase, retire, or otherwise acquire for valuable consideration any shares of preferred stock (subject to certain limitations) or junior stock.

      The ability of Williams, as a holding company, to pay dividends on the preferred stock will depend upon the payment of dividends, interest, or other charges by subsidiaries to it. Debt instruments of certain subsidiaries of Williams limit the amount of payments to Williams, which could affect the amount of funds available to Williams to pay dividends on the preferred stock.

      Bank One Trust Company, National Association, is the registrar, transfer agent, and dividend disbursing agent for the shares of the preferred stock.

Redemption

      With the approval of its board of directors, Williams may redeem all or any part of the preferred stock of any series that by its terms is redeemable. Redemption will take place at the time or times and on the terms and conditions fixed for the series. Williams must duly give notice in the manner provided in the certificate of designation providing for the series. Williams must pay for preferred stock in cash the sum fixed for the series, together, in each case, with an amount equal to accrued and unpaid dividends on the series of preferred stock. The certificate of designation providing for a series of preferred stock which is subject to redemption may provide, upon the two conditions discussed below, that the shares will no longer be deemed outstanding, and all rights with respect to the shares will cease, including the accrual of further dividends, other than the right to receive the redemption price of the shares without interest, when:

•	Williams has given notice of redemption of all or part of the shares of the series; and

•	Williams has set aside or deposited with a suitable depositary for the proportionate benefit of the shares called for redemption the redemption price of the shares, together with accrued dividends to the date fixed as the redemption date.

      Redemption will terminate the right of holders of the preferred stock to accrual of further dividends. Redemption will not, however, terminate the right of holders of the shares redeemed to receive the redemption price for the shares without interest.

Voting Rights

      The preferred stock will have no right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of stockholders, except as:

•	stated in this prospectus or the applicable prospectus supplement;

•	expressly provided by law; or

•	provided in the certificate of designation of the series of preferred stock.

      On any matters on which the holders of the preferred stock or any series thereof shall be entitled to vote separately as a class or series, they shall be entitled to one vote for each share held.

      So long as any shares of preferred stock are outstanding, Williams must not, during the continuance of any default in the payment of dividends on the preferred stock, redeem or otherwise acquire for value any shares of the preferred stock or of any other stock ranking on a parity with the preferred stock concerning dividends or distribution of assets on liquidation. Holders of a majority of the number of shares of preferred stock outstanding at the time may, however, permit such a redemption by giving their consent in person or by proxy, either in writing or by vote at any annual meeting or any special meeting called for the purpose.

Liquidation Rights

      In the event of any liquidation, dissolution, or winding up of the affairs of Williams, voluntary or involuntary, the holders of the preferred stock of the respective series are entitled to be paid in full the following amounts:

•	the amount fixed in the certificate of designation providing for the issue of shares of the series; plus

•	a sum equal to all accrued and unpaid dividends on the shares of preferred stock to the date of payment of the dividends.

      Williams must have made this payment in full to the holders of the preferred stock before it may make any distribution or payment to the holders of any class of stock of Williams ranking junior to the preferred stock as to dividends or distribution of assets on liquidation. After Williams has made this payment in full to the holders of the preferred stock, the remaining assets and funds of Williams will be distributed among the holders of the stock of Williams ranking junior to the preferred stock according to their rights. If the assets of Williams available for distribution to holders of preferred stock are sufficient to make the payment required to be made in full, these assets will be distributed to the holders of shares of preferred stock proportionately to the amounts payable upon each share of preferred stock.

Preferred Stock Purchase Rights

      On February 6, 1996, Williams entered into a rights agreement with The First Chicago Trust Company of New York, as rights agent, which currently provides for a dividend of one-third preferred stock purchase right for each outstanding share of Williams’ common stock. The rights trade automatically with shares of common stock and become exercisable only under the circumstances described below. The rights are designed to protect the interests of Williams and its stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with the board of directors of Williams prior to attempting a takeover and to provide the board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have anti-takeover effects. The rights should not, however, interfere with any merger or other business combination approved by the board of directors of Williams.

      Until a right is exercised, the right does not entitle the holder to additional rights as a Williams’ stockholder, including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each right entitles its holder to purchase from Williams one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise or purchase price of $140.00 per right, subject to adjustment. Each one two-hundredth of a share of Series A Junior Participating Preferred Stock entitles the holder to receive quarterly dividends payable in cash of an amount per share equal to:

•	the greater of (a) $120, or (b) 1200 times the aggregate per share amount of all cash dividends; plus

•	1200 times the aggregate per share amount payable in kind of all non-cash dividends or other distributions other than dividends payable in common stock, since the immediately preceding quarterly dividend payment date.

      The dividends on the Junior Participating Preferred Stock are cumulative. Holders of Junior Participating Preferred Stock have voting rights entitling them to 1200 votes per share on all matters submitted to a vote of the stockholders of Williams.

      In general, the rights will not be exercisable until the distribution date, which is the earlier of (a) the close of business on the 10th business day after Williams learns that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, (b) the close of business on the 10th business day after the commencement of a tender or exchange offer for 15% or more of Williams’ outstanding common stock, or (c) the close of business on the 10th business day after the board of directors of Williams determines that any adverse person or group has become the beneficial owner of an amount of common stock which the board of directors determines to be substantial. Below we refer to the person or group acquiring at least 15% of our common stock as an acquiring person.

      In the event that a person or group acquires beneficial ownership of 15% or more of Williams’ outstanding common stock or the board of directors of Williams determines that any adverse person or group has become the beneficial owner of a substantial amount of common stock, each holder of a right will have the right to exercise and receive common stock having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of shares of common stock associated with each right. Any rights that are at any time beneficially owned by an acquiring person will be null and void and any holder of such right will be unable to exercise or transfer the right.

      In the event that someone becomes an acquiring person and either (a) Williams is involved in a merger or other business combination in which Williams is not the surviving corporation, (b) Williams is involved in a merger or other business combination in which Williams is the surviving corporation but all or a part of its common stock is changed or exchanged, or (c) 50% or more of Williams’ assets, cash flow or earning power is sold or transferred, each right becomes exercisable and each right will entitle its holder to receive common stock of the acquiring person having a value equal to two times the exercise price of the right.

      The rights will expire at the close of business on February 6, 2006, unless redeemed before that time. At any time prior to the earlier of (a) 10 days following the stock acquisition date, as defined in the rights agreement, and (b) the expiration date, the board of directors of Williams may redeem the rights in whole, but not in part, at a price of $.01 per right. Prior to the distribution date, Williams may amend the rights agreement in any respect without the approval of the rights holders. However, after the distribution date, the rights agreement may not be amended in any way that would adversely affect the holders of rights (other than any acquiring person or group) or cause the rights to again become redeemable. The Junior Participating Preferred Stock ranks junior to all other series of Williams’ preferred stock as to the payment of dividends and the distribution of assets unless the terms of the series specify otherwise.

      You should refer to the applicable provisions of the rights agreement, which we filed with the SEC as Exhibit 4 to our Form 8-K filed January 24, 1996 and incorporated by reference into the registration statement of which this prospectus is a part.

Outstanding Preferred Stock

      On March 27, 2002, Williams sold $275 million of its 9 7/8 percent cumulative convertible preferred stock (the “March 2002 Preferred Stock”) to MEHC Investment, Inc., a wholly-owned subsidiary of MidAmerican Energy Holdings Company, and a member of the Berkshire Hathaway family of companies. MEHC Investment acquired 1,466,667 shares of the March 2002 Preferred Stock at a purchase price of $187.50 per share, pursuant to a stock purchase agreement between the companies. Each share of the March 2002 Preferred Stock is convertible into ten shares of William’s common stock. For a full description of the March 2002 Preferred Stock, please refer to Williams’ certificate of incorporation and the certificate of designation of the March 2002 Preferred Stock, which has been filed as part of Exhibit 3.1 to the registration statement of which this prospectus is a part.

      On March 28, 2001, Williams issued 14,000 shares of its March 2001 Mandatorily Convertible Single Reset Preferred Stock (the “March 2001 Preferred Stock”) to a wholly owned subsidiary as part of a transaction to provide indirect credit support for $1.4 billion of structured notes issued by entities controlled by Williams Communications Group, Inc. through a commitment to issue Williams’ equity upon the occurrence of certain trigger events. On March 5, 2002, Williams received the requisite approvals for its consent solicitation to amend the terms of these structured notes. The amendment, among other things, eliminates a bankruptcy by Williams Communications and a Williams credit ratings downgrade from the enumerated list of events that could cause an acceleration of the notes. For a full description of the March 2001 Preferred Stock, please refer to Williams’ certificate of incorporation and the certificate of designation of the March 2001 Preferred Stock, which has been filed as part of Exhibit 3.1 to the registration statement of which this prospectus is a part.

      On December 28, 2000, in connection with the purchase of various energy-related assets in Canada and formation of Snow Goose Associates, L.L.C. and Arctic Fox Assets, L.L.C., Williams issued 342,000 shares of Williams’ December 2000 cumulative convertible preferred stock (“December 2000 Preferred Stock”) to Arctic Fox Assets, L.L.C., a wholly owned subsidiary of Williams. For a full description of the December 2000 Preferred Stock, please refer to Williams’ certificate of incorporation and the certificate of designation of the December 2000 Preferred Stock, which has been filed as part of Exhibit 3.1 to the registration statement of which this prospectus is a part.

DESCRIPTION OF COMMON STOCK

      As of the date of this prospectus, Williams is authorized to issue up to 960,000,000 shares of common stock. As of March 31, 2002, Williams had 537,544,442 issued and outstanding shares of common stock. In addition, at March 31, 2002, options to purchase 29,242,897 shares of common stock were outstanding under various stock and compensation incentive plans. Additionally, at March 31, 2002, purchase contracts obligating the holders of the purchase contacts to purchase up to 44,000,000 shares of common stock on February 16, 2005 were outstanding. The number of shares of common stock which the holders of these purchase contracts are required to purchase is subject to adjustment based on the market value of Williams’ common stock. The outstanding shares of Williams’ common stock are fully paid and nonassessable. The holders of Williams’ common stock are not entitled to preemptive or redemption rights. Shares of Williams’ common stock are not convertible into shares of any other class of capital stock. EquiServe Trust Company, N.A., is the transfer agent and registrar for our common stock.

      Williams currently has the following provisions in its charter or bylaws which could be considered to be “anti-takeover” provisions:

•	an article in its charter providing for a classified board of directors divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders;

•	an article in its charter providing that directors cannot be removed except for cause and by the affirmative vote of three-fourths of the outstanding shares of common stock;

•	an article in its charter requiring the affirmative vote of three-fourths of the outstanding shares of common stock for certain merger and asset sale transactions with holders of more than five percent of the voting power of Williams; and

•	a bylaw requiring stockholders to provide prior notice for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders meetings.

      Williams is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of Williams’ outstanding voting stock) from engaging in a business combination with Williams for three years following the date that person became an interested stockholder unless:

•	before that person became an interested stockholder, the board of directors of Williams approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Williams outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of Williams or by certain employee stock plans); or

•	on or following the date on which that person became an interested stockholder, the business combination is approved by Williams’ board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of Williams (excluding shares held by the interested stockholder).

      A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Dividends

      The holders of Williams’ common stock are entitled to receive dividends when, as, and if declared by the board of directors of Williams, out of funds legally available for their payment subject to the rights of holders of any outstanding preferred stock.

Voting Rights

      The holders of Williams’ common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Rights Upon Liquidation

      In the event of Williams’ voluntary or involuntary liquidation, dissolution, or winding up, the holders of Williams’ common stock will be entitled to share equally in any assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

DESCRIPTION OF WARRANTS

      Williams may issue warrants to purchase its debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Williams and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

      The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

      Williams may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by Williams or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

      Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Williams may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

      The purchase contracts may require Williams to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Williams’ obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

      As specified in the applicable prospectus supplement, Williams may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

      Williams may sell the securities through agents, through underwriters, through dealers, and directly to purchasers.

      Agents designated by Williams from time to time may solicit offers to purchase the securities. The prospectus supplement will name any such agent who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered. The prospectus supplement will also set forth any commissions payable by Williams to such agent. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      If Williams uses any underwriters in the sale, Williams will enter into an underwriting agreement with the underwriters at the time of sale to them. The prospectus supplement which the underwriter will use to make resales to the public of the securities in respect of which this prospectus is delivered will set forth the names of the underwriters and the terms of the transaction.

      If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, Williams will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

      Agents, dealers, and underwriters may be entitled under agreements entered into with Williams to indemnification by Williams against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers, or underwriters may be required to make in respect of such civil liabilities. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for Williams in the ordinary course of business.

      One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Williams. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Williams and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Williams to indemnification by Williams against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Williams in the ordinary course of business.

      If the prospectus supplement so indicates, Williams will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from Williams at the public offering price set forth in the prospectus supplement. The solicitation will occur pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

      Each series of debt securities offered will be a new issue of securities and will have no established trading market. The debt securities offered may or may not be listed on a national securities exchange. Williams cannot be sure as to the liquidity of or the existence of trading markets for any debt securities offered.

      Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.

EXPERTS

      The consolidated financial statements and schedule of Williams at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 appearing in Williams’ Form 8-K filed with the Securities and Exchange Commission on May 28, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

      William G. von Glahn, Senior Vice President and General Counsel of Williams, and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will pass upon certain legal matters for Williams in connection with the securities offered by this prospectus. Davis Polk & Wardwell, New York, New York will pass upon certain legal matters for the underwriters in connection with the securities offered by this prospectus. As of March 31, 2002, Mr. von Glahn was the beneficial holder of 402,402 shares of Williams common stock (including 268,010 shares subject to stock options exercisable within 60 days, deferred stock awards and Williams’ 401(k) retirement plan). Mr. von Glahn is a participant in Williams’ stock option plan and various other employee benefit plans offered to employees of Williams.

$

The Williams Companies, Inc.

   % Senior Notes due 2007

REMARKETING PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

November   , 2004